UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No.          )

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SALLY BEAUTY HOLDINGS, INC.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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3001 Colorado Boulevard, Denton, Texas 76210

To our Stockholders,

        You are cordially invited to attend the annual meeting of stockholders of Sally Beauty Holdings, Inc., which will take place at the Sally Support Center, 3001 Colorado Boulevard, Denton, Texas 76210 on Wednesday, January 30, 2013, at 9:00 a.m., local time. Details of the business to be conducted at the annual meeting are given in the Official Notice of the Meeting, Proxy Statement, and form of proxy enclosed with this letter.

        Even if you intend to join us in person, we encourage you to vote in advance so that we will know that we have a quorum of stockholders for the meeting. When you vote in advance, please indicate your intention to personally attend the annual meeting. Please see the Question and Answer section on Page 4 of the enclosed Proxy Statement for instructions on how to obtain an admission ticket if you plan to personally attend the annual meeting.

        Whether or not you are able to personally attend the annual meeting, it is important that your shares be represented and voted. Your prompt vote over the Internet, by telephone via toll-free number, or by written proxy will save us the expense and extra work of additional proxy solicitation. Voting by any of these methods at your earliest convenience will ensure your representation at the annual meeting if you choose not to attend in person. If you decide to attend the annual meeting, you will be able to vote in person, even if you have personally submitted your proxy. Please review the instructions on the proxy card or the information forwarded by your bank, broker, or other holder of record concerning each of these voting options.

        On behalf of the Board of Directors, I would like to express our appreciation for your continued interest in the affairs of Sally Beauty Holdings, Inc.

Gary G. Winterhalter Chairman of the Board, President and Chief Executive Officer
December 11, 2012

Sally Beauty Holdings, Inc.
3001 Colorado Boulevard, Denton, Texas 76210

Official Notice of Annual Meeting of Stockholders

To our Stockholders:

        The annual meeting of stockholders of Sally Beauty Holdings, Inc. will take place at the Sally Support Center, 3001 Colorado Boulevard, Denton, Texas 76210 on Wednesday, January 30, 2013, at 9:00 a.m., local time, for the purpose of considering and acting upon the following:

  (1)
  The election of the three directors named in the accompanying Proxy Statement for a three-year term;

  (2)
  The ratification of the selection of KPMG LLP as our independent registered public accounting firm for our 2013 fiscal year;

  (3)
  To vote on a stockholder proposal described in the accompanying Proxy Statement, if properly presented at the annual meeting; and

  (4)
  To transact such other business as may properly come before the annual meeting or any adjournment thereof.

        Only stockholders of record at the close of business on December 3, 2012, will be entitled to vote at the meeting.

Important Notice Regarding the Availability of Proxy Materials for the
Annual Meeting of Stockholders to be held on January 30, 2013:

The Proxy Statement and the 2012 Annual Report to stockholders are available at:
www.edocumentview.com/sbh

By Order of the Board of Directors,

Matthew O. Haltom Corporate Secretary

December 11, 2012

IMPORTANT:

If you plan to attend the annual meeting you must have an admission ticket or other proof of share ownership as of the record date. Please see the Question and Answer section on Page 3 of this Proxy Statement for instructions on how to obtain an admission ticket. Please note that the doors to the annual meeting will open at 8:00 a.m. and will close promptly at 9:00 a.m.

Whether or not you expect to personally attend, we urge you to vote your shares at your earliest convenience to ensure the presence of a quorum at the meeting. Promptly voting your shares via the Internet, by telephone via toll-free number, or by signing, dating, and returning the enclosed proxy card will save us the expense and extra work of additional solicitation. If your shares are held in street name by a bank, broker or other similar holder of record, your bank, broker or other similar holder of record is not permitted to vote on your behalf on the election of directors or on the stockholder proposal, unless you provide specific instructions by completing and returning a voting instruction form or following the instructions provided to you to vote your shares via telephone or the Internet. Enclosed is an addressed, postage-paid envelope for those voting by mail in the United States. Because your proxy is revocable at your option, submitting your proxy now will not prevent you from voting your shares at the meeting if you desire to do so. Please refer to the voting instructions included on your proxy card or the voting instructions forwarded by your bank, broker, or other similar holder of record.

2013 PROXY STATEMENT SUMMARY

This summary highlights information contained elsewhere in this Proxy Statement. This summary does not contain all of the information that you should consider, and you should read the entire Proxy Statement carefully before voting.

 Annual Meeting of Stockholders

Time and Date	9 a.m., January 30, 2013

Place	Sally Support Center, 3001 Colorado Boulevard, Denton, Texas 76210

Record Date	December 3, 2012

Voting	Stockholders as of the record date are entitled to vote. Each share of common stock is entitled to one vote for each director nominee and one vote for each of the proposals to be voted on.

Entry	If you decide to attend the meeting in person, upon your arrival you will need to register as a visitor with the security desk on the first floor of the Sally Support Center. See your admission ticket for further instructions.

Meeting Agenda

  •
  Election of three directors

  •
  Ratification of KPMG LLP as our independent registered public accounting firm for fiscal 2013

  •
  The stockholder proposal described in this Proxy Statement, if properly presented at this annual meeting

Voting Matters

Proposal	Board Vote Recommendation	Page Reference (for more detail)

Election of three directors	FOR	7

Ratification of KPMG LLP as our independent registered public accounting firm for fiscal 2013	FOR	64

The stockholder proposal described in this Proxy Statement, if properly presented at this annual meeting	AGAINST	65

i

 Board Nominees

The following table provides summary information about each director nominee. The nominees receiving a plurality of the votes cast at the meeting will be elected as directors.

Name	Age	Director since	Occupation	Experience/ Qualification	Independent	AC	CC	EC	NG

Christian A. Brickman	47	September 2012	President, Kimberly-Clark International	Management, International	X

Marshall E. Eisenberg	67	November 2006	Founding Partner, Neal, Gerber & Eisenberg LLP	Governance, Risk Management	X	X	X	X

John A. Miller	59	November 2003	President & CEO, North American Corporation	Management, Finance	X	X		X

AC = Audit Committee
CC = Compensation Committee
EC = Executive Committee
NG = Nominating and Corporate Governance Committee
C = Chair of Committee

No director nominee, all of which serve as current directors, attended fewer than 75% of the Board meetings and committee meetings on which he or she sits.

Auditors

Although stockholder ratification is not required by law, we are asking stockholders to ratify the selection of KPMG LLP as our independent auditors for fiscal 2013. Set forth below is summary information with respect to KPMG LLP's fees for services provided in fiscal 2011 and fiscal 2012.

	2012	2011

Audit Fees	$2,027,852	$1,958,619

Audit Related Fees	$607,430	$201,854

Tax Fees	$1,415,440	$978,323

All Other Fees	—	—

Total	$4,050,722	$3,138,796

2014 Annual Meeting

  •
  Stockholder proposals submitted pursuant to SEC Rule 14a-8 must be received by us by August 13, 2013.

  •
  Notice of stockholder proposals outside of SEC Rule 14a-8 must be delivered to us no earlier than October 2, 2013 and no later than November 1, 2013.

v

Sally Beauty Holdings, Inc.
3001 Colorado Boulevard, Denton, Texas 76210

PROXY STATEMENT

Annual Meeting of Stockholders

January 30, 2013

        This Proxy Statement is being furnished by Sally Beauty Holdings, Inc. ("we," "us," or the "Corporation") in connection with a solicitation of proxies by our Board of Directors to be voted at our annual meeting of stockholders to be held on January 30, 2013. Whether or not you personally attend, it is important that your shares be represented and voted at the annual meeting. Most stockholders have a choice of voting over the Internet, by using a toll-free telephone number, or by completing a proxy card and mailing it in the postage-paid envelope provided. Check your proxy card or the information forwarded by your bank, broker, or other stockholder of record to determine which voting options are available to you. Please be aware that if you vote over the Internet, you may incur costs such as telecommunication and Internet access charges for which you will be responsible. The Internet voting and telephone voting facilities for stockholders of record will be available until 1:00 a.m., local time, on January 30, 2013. This Proxy Statement and the accompanying proxy card were first mailed on or about December 11, 2012.

SOLICITATION AND RATIFICATION OF PROXIES

        If the enclosed form of proxy card is signed and returned, it will be voted as specified in the proxy, or, if no vote is specified, it will be voted "FOR" all nominees presented in Proposal 1, "FOR" the proposal set forth in Proposal 2, and "AGAINST" the stockholder proposal set forth in Proposal 3. If any matters that are not specifically set forth on the proxy card and in this Proxy Statement properly come to a vote at the meeting, the proxy holders will vote in accordance with their best judgments. At any time before it is exercised, you may revoke your proxy by timely delivery of written notice to our Corporate Secretary, by timely delivery of a properly executed, later-dated proxy (including an Internet or telephone vote), or by voting via ballot at the annual meeting. Voting in advance of the annual meeting will not limit your right to vote at the annual meeting if you decide to attend in person. If you are a beneficial owner, but your shares are registered in the name of a bank, broker, or other stockholder of record, the voting instructions form mailed to you with this Proxy Statement may not be used to vote in person at the annual meeting. Instead, to be able to vote in person at the annual meeting you must obtain, from the stockholder of record, a proxy in your name and present it at the meeting. See "Questions and Answers about the Meeting and Voting" in this Proxy Statement for an explanation of the term "stockholder of record."

        The proxy accompanying this Proxy Statement is being solicited by our Board of Directors. We will bear the entire cost of this solicitation, including the preparation, assembly, printing, and mailing of this Proxy Statement, the proxy, and any additional information furnished to stockholders. In addition to using the mail, proxies may be solicited by directors, executive officers, and other employees of Sally Beauty Holdings, Inc. or its subsidiaries, in person or by telephone. No additional compensation will be paid to our directors, executive officers, or other employees for these services. We will also request banks, brokers, and other stockholders of record to forward proxy materials, at our expense, to the beneficial owners of our Common Stock. We have retained AST Phoenix Advisors to assist us with the solicitation of proxies for an estimated fee of approximately $7,500, plus normal expenses not expected to exceed $10,000.

 OUTSTANDING STOCK AND VOTING PROCEDURES

Outstanding Stock

        The stockholders of record of our Common Stock at the close of business on December 3, 2012 will be entitled to vote in person or by proxy at the annual meeting. At that time, there were 178,505,208 shares of our Common Stock outstanding. Each stockholder will be entitled to one vote in person or by proxy for each share of Common Stock held.

        If you hold shares through an account with a bank, broker or other similar holder of record, the voting of the shares by the bank, broker or other similar holder of record when you do not provide voting instructions is governed by the rules of the New York Stock Exchange ("NYSE"). These rules allow banks, brokers and other similar holders of record to vote shares in their discretion on "routine" matters for which their customers do not provide voting instructions. On matters considered "non-routine," banks, brokers and other similar holders of record may not vote shares without your instruction. Shares that banks, brokers and other similar holders of record are not authorized to vote are referred to as "broker non-votes."

        The ratification of KPMG LLP as our independent registered public accounting firm for our 2013 fiscal year is considered a routine matter. Accordingly, banks and brokers may vote shares on this proposal without your instructions, and there will be no broker non-votes with respect to this proposal.

        The other proposals will be considered non-routine, and banks, brokers and other similar holders of record therefore cannot vote shares on those proposals without your instructions. Please note that if you want your vote to be counted on these proposals, including the election of directors, you must instruct your bank or broker how to vote your shares. If you do not provide voting instructions, no votes will be cast on your behalf with respect to those proposals.

Quorum

        A quorum for the transaction of business shall be constituted by the presence at the annual meeting, in person or by proxy, of a majority of the outstanding shares of Common Stock entitled to vote. Your shares are counted as present if you attend the annual meeting and vote in person or if you properly return a proxy over the Internet, by telephone or by mail. Abstentions and broker non-votes will be counted for purposes of establishing a quorum. If a quorum is not present at the annual meeting, the annual meeting may be adjourned from time to time until a quorum is present.

Voting Procedures

        Votes cast by proxy or in person at the meeting will be tabulated by the Inspector of Election from Computershare Trust Company, N.A. In addition, the following voting procedures will be in effect for each proposal described in this Proxy Statement:

        Proposal 1. Nominees for available director positions must be elected by a plurality of the votes cast affirmatively or negatively at the annual meeting. Abstentions and broker non-votes will have no effect in determining whether the proposal has been approved.

        Proposal 2. Ratification of the appointment of KPMG LLP as our independent registered public accounting firm requires the affirmative vote of a majority of the votes entitled to be cast by the shares of stock present in person or by proxy at the annual meeting and entitled to vote thereon. Abstentions will count as votes against the proposal. Since this proposal is considered a routine matter, there will be no broker non-votes with respect to this proposal.

        Proposal 3. Approval of the stockholder proposal to repeal our classified board, if properly presented at the annual meeting, requires the affirmative vote of a majority of the votes entitled to be cast by the shares of stock present in person or by proxy at the annual meeting and entitled to vote thereon. Abstentions will count as votes against this proposal. Broker non-votes will have no effect on this proposal.

        If any other matters properly come before the meeting that are not specifically set forth on the proxy card and in this Proxy Statement, such matters shall be decided by the affirmative vote of a majority of the votes entitled to be cast by the shares of stock present in person or by proxy at the annual meeting and entitled to vote on the matter so proposed, unless otherwise provided in our Second Amended and Restated Certificate of Incorporation or Fourth Amended and Restated By-Laws ("By-Laws") or the Delaware General Corporation Law. None of the members of our Board have informed us in writing that they intend to oppose any action intended to be taken by us.

        NO PERSON IS AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS OTHER THAN THOSE CONTAINED IN THIS PROXY STATEMENT, AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED. THE DELIVERY OF THIS PROXY STATEMENT SHALL, UNDER NO CIRCUMSTANCES, CREATE ANY IMPLICATION THAT THERE HAS BEEN NO CHANGE IN OUR AFFAIRS SINCE THE DATE OF THIS PROXY STATEMENT.

 QUESTIONS AND ANSWERS ABOUT THE MEETING AND VOTING

1.     What is a proxy?

  A proxy is your legal designation of another person, called a proxy holder, to vote the shares that you own. If you designate someone as your proxy holder in a written document, that document is called a proxy. We have designated Mark J. Flaherty, our Senior Vice President and Chief Financial Officer, and Janna Minton, our Vice President, Chief Accounting Officer and Controller, to act as proxy holders at the annual meeting as to all shares for which proxies are returned or voting instructions are provided by Internet or telephonic voting.

2.     What is a proxy statement?

  A proxy statement is a document that SEC regulations require us to give you when we ask you to sign a proxy card designating the proxy holders described above to vote on your behalf.

3.     What is the difference between a stockholder of record and a stockholder who holds stock in street name, also called a "beneficial owner?"

  •
  If your shares are registered in your name at Computershare Trust Company, N.A., you are a stockholder of record.

  •
  If your shares are registered at Computershare Trust Company, N.A. in the name of a broker, bank, trustee, nominee, or other similar holder of record, your shares are held in street name and you are the beneficial owner of the shares.

4.     How do you obtain an admission ticket to personally attend the annual meeting?

  •
  Stockholders of Record.  Your admission ticket is attached to your proxy card. You will need to bring it with you to the meeting.

  •
  Street Name Holders.  You will need to ask your broker or bank for an admission ticket in the form of a legal proxy and you will need to bring the legal proxy with you to the meeting. If you do not receive the legal proxy in time, bring your most recent brokerage statement with you to the meeting. We can use that to verify your ownership of Common Stock and admit you to the meeting; however, you will not be able to vote your shares at the meeting without a legal proxy. Please note that if you own shares in street name and you are issued a legal proxy, any previously executed proxy will be revoked and your vote will not be counted unless you appear at the meeting and vote in person.

  Please note that whether you are a stockholder of record or street name holder, you will also need to bring a government-issued photo identification card to gain admission to the annual meeting.

5.     What different methods can you use to vote?

  Stockholders of Record.    If your shares are registered in your own name, you may vote by proxy or in person at the annual meeting. To vote by proxy, you may select one of the following options:

  •
  By Written Proxy — You may vote by mailing the written proxy card.

  •
  By Telephone or Internet Proxy — You may also vote by telephone from the U.S. using the toll-free telephone number on the proxy card, or by the Internet, using the procedures and instructions described on the proxy card and other enclosures. The telephone and Internet voting procedures, including the use of control numbers, are designed to authenticate our stockholders' identities, to allow our stockholders to vote their shares, and to confirm that their instructions have been properly recorded.

  Street Name Holders.    If your shares are held in the name of a bank, broker or other similar holder of record, you will receive instructions from such holder of record that you must follow for your shares to be voted. Please follow their instructions carefully. Also, please note that if the holder of record of your shares is a broker, bank or other nominee and you wish to vote in person at the annual meeting, you must request a legal proxy or broker's proxy from such record holder that holds your shares and present that proxy and proof of identification at the annual meeting. See question 4 for a further description of how to obtain a legal proxy if your shares are held in street name.

6.     What is the record date and what does it mean?

  The record date for the annual meeting is December 3, 2012. The record date is established by our Board of Directors as required by Delaware law. Stockholders of record at the close of business on the record date are entitled to receive notice of the annual meeting and to vote their shares at the meeting.

7.     What are your voting choices for director nominees, and what vote is needed to elect directors?

  For the vote on the election of the Class I director nominees to serve until the 2016 annual meeting, stockholders may:

  •
  vote in favor of all nominees,

  •
  vote to withhold votes from all nominees, or

  •
  vote to withhold votes as to specific nominees, with the remainder of the nominees to be voted in favor.

  Directors will be elected by a plurality of the votes cast affirmatively or negatively in person or by proxy at the annual meeting. The Board recommends a vote "FOR" each of the director nominees.

8.     What is a plurality of the votes?

  In order to be elected, a director nominee does not have to receive a majority of the affirmative votes cast for directors. Instead, the three nominees elected are those who receive the most affirmative votes of all the votes cast on Proposal 1 in person or by proxy at the meeting.

9.     What are your voting choices on the ratification of the appointment of KPMG LLP as our independent registered public accounting firm for the 2013 fiscal year, and what vote is needed to ratify their appointment?

  In the vote on the ratification of the appointment of KPMG LLP as our independent registered public accounting firm for the 2013 fiscal year, stockholders may:

  •
  vote in favor of the ratification,

  •
  vote against the ratification, or

  •
  abstain from voting on the ratification.

  The proposal to ratify the appointment of KPMG LLP as our independent registered public accounting firm will require the affirmative vote of a majority of the votes entitled to be cast by the shares of stock present in person or by proxy at the annual meeting and entitled to vote thereon. The Board recommends a vote "FOR" Proposal 2.

10.   What are your voting choices on the stockholder proposal to repeal our classified board, and what vote is needed to approve such proposal?

  In the vote to approve the stockholder proposal to repeal our classified board, if properly presented at the annual meeting, stockholders may:

  •
  vote in favor of the stockholder proposal,

  •
  vote against the stockholder proposal, or

  •
  abstain from voting on the stockholder proposal.

  The vote to approve the stockholder proposal to repeal our classified board, if properly presented at the annual meeting, will require the affirmative vote of a majority of the votes entitled to be cast by the shares of stock present in person or by proxy at the annual meeting and entitled to vote thereon. The Board recommends a vote "AGAINST" Proposal 3.

11.   What if a stockholder does not specify a choice for a matter when returning a proxy?

  Stockholders should specify their choice for each proposal described on the enclosed proxy. However, proxies that are signed and returned will be voted "FOR" Proposals 1 and 2 and "AGAINST" Proposal 3 if no specific instructions are given on such proposals.

12.   How are abstentions and broker non-votes counted?

  Both abstentions and broker non-votes are counted as "present" for purposes of determining the existence of a quorum at the annual meeting. Abstentions will not be included in vote totals and will not affect the outcome of the vote on Proposal 1. Abstentions will count as a vote against Proposals 2 and 3. Broker non-votes will not be included in vote totals and will not affect the outcome of the vote on Proposals 1 and 3. Proposal 2 is considered a routine matter and accordingly there will be no broker non-votes with respect to this proposal.

13.   How will stockholders know the outcome of the proposals considered at the annual meeting?

  We will announce preliminary results at the annual meeting. We will report final results at www.sallybeautyholdings.com and in a filing with the U.S. Securities and Exchange Commission on Form 8-K.

 PROPOSAL 1 — ELECTION OF DIRECTORS

        Our Board of Directors consists of nine individuals, eight of whom qualify as independent of us under the rules of the NYSE. Pursuant to our By-Laws, our Board is "classified," which means it is divided into three classes of directors based on the expiration of their terms. Under the classified Board arrangement, directors are elected to terms that expire on the annual meeting date three years following the annual meeting at which they were elected, and the terms are "staggered" so that the terms of approximately one-third of the directors expire each year. Accordingly, this Proposal 1 seeks the election of three directors whose terms expire at the annual meeting of stockholders in 2013.

        The terms of three directors, Christian A. Brickman, Marshall E. Eisenberg and John A. Miller will expire at the annual meeting in 2013. Following the recommendations of our Nominating and Corporate Governance Committee, our Board of Directors has nominated Mr. Brickman, Mr. Eisenberg and Mr. Miller for election to a term that will expire at the annual meeting in 2016.

        Unless otherwise indicated, all proxies that authorize the proxy holders to vote for the election of directors will be voted "FOR" the election of the nominees listed below. If a nominee becomes unavailable for election as a result of unforeseen circumstances, it is the intention of the proxy holders to vote for the election of such substitute nominee, if any, as the Board of Directors may propose. As of the date of this Proxy Statement each of the nominees has consented to serve and the Board is not aware of any circumstances that would cause a nominee to be unable to serve as a director.

        Each of Mr. Brickman, Mr. Eisenberg and Mr. Miller, a current director with a term expiring at the 2013 annual meeting, has furnished to us the following information with respect to his or her principal occupation or employment and principal directorships:

Class I — Directors with Terms Expiring in 2013

        Christian A. Brickman, age 47, is President of Kimberly-Clark International, which is the primary international division of Kimberly-Clark Corporation, a NYSE listed company engaged in the manufacturing and marketing of a range of products made from natural or synthetic fibers, a role he has held since May 2012. In this capacity, Mr. Brickman leads the company's international consumer business in all operations outside of North America and Western Europe. Prior to being appointed to his current role, Mr. Brinkman served as President of Kimberly-Clark Professional from August 2010 to May 2012. Mr. Brickman joined Kimberly-Clark in 2008 as Chief Strategy Officer and has played a key role in the development and implementation of the company's strategic plans and processes to enhance Kimberly-Clark's enterprise growth initiatives. Prior to joining Kimberly-Clark, Mr. Brickman was a Principal in McKinsey & Company's Dallas, Texas, office and a leader in the firm's consumer packaged goods and operations practices. Before joining McKinsey, Mr. Brickman was President and CEO of Whitlock Packaging (1998-2001), the largest non-carbonated beverage co-packing company in the United States. From 1994 through 1998 he was with Guinness/United Distillers, initially as Vice President of Strategic Planning for the Americas region and then as General Manager for Guinness Brewing Worldwide's Latin America region. Mr. Brickman was awarded an advanced bachelor's degree in economics in 1986 from Occidental College in Los Angeles where he graduated with honors, Phi Beta Kappa and cum laude. We believe that Mr. Brickman's executive and management experience, including his experience as President of a large international company, well qualify him to serve on our Board.

        Marshall E. Eisenberg, Director, age 67.     Mr. Eisenberg has served on our Board of Directors since our separation from Alberto-Culver. Mr. Eisenberg is a founding partner of the Chicago law firm of Neal, Gerber & Eisenberg LLP and has been a member of the firm's Executive Committee for the past 20 years. Mr. Eisenberg is a director of Jel-Sert Company and was formerly a director of Ygomi, Inc. and Engineered Controls International, Inc. Mr. Eisenberg has served on the Board of Visitors of the University of the Illinois College of Law. Mr. Eisenberg received his J.D. degree with honors from the University of Illinois College of Law in 1971, where he served as a Notes and Comments Editor of the

Law Review and was elected to the Order of the Coif. We believe that Mr. Eisenberg's extensive legal experience, including his extensive corporate governance experience, well qualifies him to serve on our Board.

        John A. Miller, Director, age 59.     Mr. Miller has served on our Board of Directors since our separation from Alberto-Culver. Mr. Miller is the President and Chief Executive Officer of North American Corporation, a multi-divisional company specializing in industrial paper products, packaging, printing and other commercial consumables. Mr. Miller has served as the President of North American Corporation since 1987. Mr. Miller is also a director of Atlantic Premium Brands, Ltd., where he is a member of its audit and compensation committees and is serving on the Board of Directors of the Network Services Company. Mr. Miller is also a director of Laureate Education, Inc., where he has served on its audit and compensation committees and was its lead director. We believe that Mr. Miller's long business career, including service as CEO of a large distribution company and his previous service on the board of our previous owner, well qualifies him to serve on our Board.

        THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" EACH OF THE NOMINEES LISTED ABOVE.

CONTINUING DIRECTORS

        The background and business experience of our other directors, each of whose term of service continues beyond 2013, are set forth below:

Class II — Directors with Terms Expiring in 2014

        Kathleen J. Affeldt, Director, age 64.     Ms. Affeldt has served on our Board of Directors since our separation from Alberto-Culver. Ms. Affeldt retired from Lexmark International, a developer, manufacturer and supplier of printing and imaging solutions for offices and homes, in February 2003, where she had been Vice President of Human Resources since July 1996. She joined Lexmark when it became an independent company in 1991 as the Director of Human Resources. Ms. Affeldt began her career at IBM in 1969, specializing in sales of supply chain systems. She later held a number of human resources management positions. Ms. Affeldt has served as a director of SIRVA, Inc., as chair of that Board's Compensation Committee, and as a director of Whole Health, Inc.. She currently serves as a director of BTE, Inc., and NCI Building Systems, Inc. as chair of that Board's Compensation Committee. We believe that Ms. Affeldt's executive and management experience, including her extensive experience managing executive compensation programs, well qualify her to serve on our Board.

        Walter L. Metcalfe, Jr., Director, age 73.     Mr. Metcalfe has served on our Board of Directors since our separation from Alberto-Culver. Mr. Metcalfe is a Senior Counsel at Bryan Cave LLP, an international law firm, and for ten years ending in September 2004 he served as its chairman and chief executive officer. Mr. Metcalfe, a former Chairman of the Board of Directors of the Federal Reserve Bank of St. Louis, holds a law degree from the University of Virginia where he was elected to the Order of the Coif. We believe that Mr. Metcalfe's extensive legal experience and long and varied involvement in leadership roles in his community well qualify him to serve on our Board.

        Edward W. Rabin, Director, age 66.     Mr. Rabin has served on our Board of Directors since our separation from Alberto-Culver. Mr. Rabin was President of Hyatt Hotels Corporation until his retirement in 2006, having served in various senior management roles since joining the company in 1969. Mr. Rabin was a director of SMG Corporation from 1992 through June 2007. He is also a director of PrivateBancorp, Inc. and serves on its audit and compensation committees. Mr. Rabin is lead director of WMS Industries Inc., serving as a member of its audit and compensation committees. He is a board member and trustee of the Museum of Contemporary Art, Chicago and a consulting director of the Richard Gray Gallery, Chicago and New York. He was previously a board member of Oneida Holdings, Inc., a private corporation. Mr. Rabin attended the Wharton School of Advanced Business Management and holds an honorary Masters in Business Administration from Florida State University. We believe that Mr. Rabin's executive and management experience, including his experience as President of a large hotel company, well qualify him to serve on our Board.

        Gary G. Winterhalter, Chairman, President, and Chief Executive Officer, age 60.     Mr. Winterhalter has served on our Board of Directors since our separation from Alberto-Culver and as its Chairman since August 2012. Mr. Winterhalter is the Corporation's President and Chief Executive Officer, a position he has held since our separation from Alberto-Culver. Prior to our separation from Alberto-Culver, Mr. Winterhalter served as the President of Sally Holdings, Inc. from May 2005 to November 2006. From January 2004 to May 2005, Mr. Winterhalter served as President, Sally Beauty Supply/BSG North America, and from January 1996 to January 2004, he served as President of Sally USA. Mr. Winterhalter also served in other operating positions with Alberto-Culver between 1987 and 1996. We believe that Mr. Winterhalter's long and distinguished career in the specialty retail and beauty products distribution business well qualifies him to serve on our Board.

 Class III — Directors with Terms Expiring in 2015

        Martha Miller, Director, age 64.     Ms. Miller has served on our Board of Directors since our separation from Alberto-Culver. Ms. Miller retired from The Procter & Gamble Company, a manufacturer and marketer of a broad range of consumer products, in 2001, following 25 years of service in various marketing and general management positions. At the time of her retirement, she was Vice President and General Manager — Latin American North Market Development Organization. Ms. Miller was formerly a director of WalMart de Mexico, where she was a member of its audit and corporate governance committees; of Ryerson Inc., where she was a member of its compensation and nominating and governance committees; and of Nationwide Financial Services, Inc., where she was a member of its finance and compensation committees. We believe that Ms. Miller's extensive management and executive experience well qualifies her to serve on our Board.

        Robert R. McMaster, Director, age 64.     Mr. McMaster has served on our Board of Directors since our separation from Alberto-Culver. Mr. McMaster has been a director of Carpenter Technology Corporation since 2007, where he currently serves as a member of its audit and operations committees. Mr. McMaster is also chairman of the audit committee of The Columbus Foundation, a charitable trust and nonprofit corporation. From May 2003 until June 2006, Mr. McMaster served as a director of American Eagle Outfitters, Inc. and as chairman of its audit committee and a member of its compensation committee. Mr. McMaster was a director and a member of the audit committee of Dominion Homes, Inc. from May 2006 to May 2008. From January 2003 until February 2005, Mr. McMaster served as Chief Executive Officer of ASP Westward, LLC and ASP Westward, L.P. and from June 1997 until December 2002, Mr. McMaster served as Chief Executive Officer of Westward Communications Holdings, LLC and Westward Communications, L.P. Mr. McMaster is a former partner of KPMG LLP and a former member of its management committee. He is currently serving as the Senior Financial Advisor to the CEO of Worthington Industries, Inc. We believe that Mr. McMaster's long and varied business career, including his extensive accounting experience, well qualifies him to serve on our Board.

INFORMATION REGARDING CORPORATE GOVERNANCE, THE BOARD,
AND ITS COMMITTEES

Board Purpose and Structure

        The Board oversees, counsels, and directs management in the long-term interests of the company and our stockholders. The Board's responsibilities include:

  •
  providing strategic guidance to our management;

  •
  overseeing the conduct of our business and the assessment of our business and other enterprise risks to evaluate whether the business is being properly managed;

  •
  selecting, evaluating the performance of, and determining the compensation of the CEO and other executive officers;

  •
  planning for succession with respect to the position of CEO and monitoring management's succession planning for other executive officers; and

  •
  overseeing the processes for maintaining our integrity with regard to our financial statements and other public disclosures, and compliance with law and ethics.

 Recent Corporate Governance Developments

  Termination of Governance Rights in Favor of the CDR Investors.

        In connection with our separation from our former parent company, Alberto-Culver Company ("Alberto-Culver"), in November 2006, certain investment funds associated with Clayton, Dubilier & Rice, Inc. (the "CDR Investors") invested an aggregate of $575.0 million in cash equity in the Corporation in exchange for a majority stake in the Corporation. In connection with the CDR Investors' initial investment in the Corporation, the CDR Investors entered into a stockholders agreement with us (the "Stockholders Agreement") that granted them certain director nomination and other governance rights. The By-Laws were also amended at that time to provide the CDR Investors with similar governance rights as those contained in the Stockholders Agreement.

        In fiscal 2012, the CDR Investors sold all of their shares of our common stock in a series of secondary common stock offerings beginning in October 2011 and ending in July 2012. As a result of the successful exit of the CDR Investors' investment in the Corporation, the nomination and other governance rights of the CDR Investors under the Stockholders Agreement terminated and James G. Berges, Kenneth A. Giuriceo and Richard J. Schnall, the CDR Investors' representatives on the Board, retired from the Board. Mr. Berges served as the Chairman of the Board prior to his retirement from the Board.

        In connection with the CDR Investors' successful exit of their investment in us, and the Board amended the By-Laws to remove all nomination and other governance rights in favor of the CDR Investors and to reduce the size of the Board to nine members. The CDR Investors have no representatives on our board of directors and no further nomination or other governance rights.

        Creation of Lead Independent Director and Appointment of Gary G. Winterhalter as Chairman of the Board.

        On August 27, 2012, the Board appointed Gary G. Winterhalter to replace Mr. Berges as the Chairman of the Board and also appointed Robert McMaster to the newly created position of Lead Independent Director of the Board. Among his many responsibilities as Lead Independent Director, Mr. McMaster will coordinate the activities of the independent directors, chair executive sessions of the independent and non-management directors and coordinate with the Chairman of the Board to set the agenda for Board meetings. See "Board Leadership Structure" in this section of this Proxy Statement for a more detailed discussion of the leadership structure of the Board.

Corporate Governance Philosophy

        We are committed to conducting our business in a way that reflects best practices and high standards of legal and ethical conduct. To that end, our Board of Directors has approved a comprehensive system of corporate governance documents. These documents meet or exceed the requirements established by the NYSE listing standards and by the SEC and are reviewed periodically and updated as necessary under the guidance of our Nominating and Corporate Governance Committee to reflect changes in regulatory requirements and evolving oversight practices. These policies embody the principles, policies, processes and practices followed by our Board, executive officers and employees in governing us.

Code of Business Conduct and Ethics and Governance Guidelines

        Our Board of Directors has adopted (a) a Code of Business Conduct and Ethics and (b) Corporate Governance Guidelines that apply to our directors, officers and employees. Copies of these documents and the committee charters are available on our website at www.sallybeautyholdings.com and are available in print to any person, without charge, upon written request to our Vice President of Investor Relations. We intend to disclose on our website any substantive amendment to, or waiver from, a provision of the Code of Business Conduct and Ethics that applies to our principal executive officer, our principal financial officer, our principal accounting officer or persons performing similar functions. We have not incorporated by reference into this Proxy Statement the information included on or linked from our website, and you should not consider it to be part of this Proxy Statement.

Director Independence

        Our Board of Directors is comprised of one management director, Mr. Winterhalter, who is our Chairman, President and CEO, and eight non-management directors. Under the Corporate Governance Guidelines, our directors are deemed independent if the Board has made an affirmative determination that such director has no material relationship with us (either directly or as a partner, stockholder or officer of an organization that has a relationship with us). Our Board of Directors has affirmatively determined that all of our directors, other than Mr. Winterhalter, satisfy the independence requirements of our Corporate Governance Guidelines, as well as the NYSE relating to directors. In addition, our Board of Directors has affirmatively determined that Messrs. Eisenberg, Miller, McMaster and Metcalfe are also "independent" under the SEC's standards for independent audit committee members, as discussed below. As part of its annual evaluation of director independence, the Board examined (among other things) whether any transactions or relationships exist currently (or existed during the past three years), between each independent director and us, our subsidiaries, affiliates, equity investors, or independent auditors and the nature of those relationships under the relevant NYSE and SEC standards. The Board also examined whether there are (or have been within the past year) any transactions or relationships between each independent director and members of the senior management of Sally Beauty Holdings, Inc. or its affiliates, including the transactions described below under "Certain Relationships and Related Party Transactions — Notes Held by Affiliate of Director." As a result of this evaluation, the Board has affirmatively determined that all of our directors, other than Mr. Winterhalter, are independent under those criteria.

Nomination of Directors

        The Board of Directors is responsible for nominating directors for election by our stockholders and filling any vacancies on the Board of Directors that may occur. The Nominating and Corporate Governance Committee is responsible for identifying individuals it believes are qualified to become members of the Board of Directors. We anticipate that the Nominating and Corporate Governance Committee will consider recommendations for director nominees from a wide variety of sources, including other members of the Board of Directors, management, stockholders and, if deemed appropriate, from professional search firms. The Nominating and Corporate Governance Committee will take into account the applicable requirements for directors under the Securities Exchange Act of 1934, as amended, or the Exchange Act, and the listing standards of the NYSE. In addition, we anticipate that the Nominating and Corporate Governance Committee may take into consideration such other factors and criteria as it deems appropriate in evaluating a candidate, including such candidate's judgment, skill, integrity, and business and other experience.

Stockholder Recommendations or Nominations for Director Candidates

        Our Corporate Governance Guidelines provide that our Nominating and Corporate Governance Committee will accept for consideration submissions from stockholders of recommendations for the nomination of directors. Acceptance of a recommendation for consideration does not imply that the Nominating and Corporate Governance Committee will nominate the recommended candidate. Director nominations by a stockholder or group of stockholders for consideration by our stockholders at our annual meeting of stockholders, or at a special meeting of our stockholders that includes on its agenda the election of one or more directors, may only be made pursuant to Section 1.06 of our

By-laws or as otherwise provided by law. Nominations pursuant to our By-laws are made by delivering to our Secretary, within the time frame described in our By-laws, all of the materials and information that our By-laws require for director nominations by stockholders. All notices of intent to make a nomination for election as a director shall be accompanied by the written consent of each nominee to serve as a director.

        Stockholders wishing to recommend or nominate a director must provide a written notice to our Corporate Secretary that includes, among other information required to be provided by our By-Laws, (a) the name, age, business address and residence address of the nominee(s), (b) the principal occupation or employment of the nominee(s), (c) the class or series and number of shares of Common Stock which are owned beneficially or of record by the nominee(s), (d) a description of all arrangements or understandings between the stockholder and the nominee(s) pursuant to which nominations are to be made by the stockholder, and (e) any other information relating to the nominee(s) that would be required to be disclosed in a proxy statement or other filings required to be made in connection with solicitations of proxies for election of directors pursuant to Section 14 of the Exchange Act. No person shall be eligible to serve as a director of the Corporation unless nominated in accordance with the procedures set forth in Section 1.06 of our By-laws and any nominee proposed by a stockholder not nominated in accordance with Section 1.06 shall not be considered or acted upon for execution at such meeting. Stockholders' notice for any proposals requested to be included in the Corporation's Proxy Statement pursuant to Rule 14a-8 under the Securities Exchange Act of 1934, as amended (including director nominations), must be made in accordance with that rule.

Director Qualifications

        In order to be recommended by the Nominating and Corporate Governance Committee, subject to the provisions of the stockholders agreement, our Corporate Governance Guidelines require that each candidate for director must, at a minimum, have integrity, be committed to act in the best interest of all of our stockholders, and be able and willing to devote the required amount of time to our affairs, including attendance at Board of Director meetings. In addition, the candidate cannot jeopardize the independence of a majority of the Board of Directors.

        Our qualification guidelines also provide that each candidate should preferably also have the following qualifications: business experience, demonstrated leadership skills, experience on other boards and skill sets that add to the value of our business.

Mandatory Retirement Age

        Pursuant to our Corporate Governance Guidelines, it is the policy of the Board that no non-management director should serve for more than 15 years in that capacity or beyond the age of 72. On July 22, 2010, the Board amended our Corporate Governance Guidelines to provide that the Board may request that a director who would otherwise be due to retire be requested to continue service if the Board deems such service to be in the best interest of our stockholders.

Directors Who Change Their Present Job Responsibility

        Pursuant to our Corporate Governance Guidelines, a director who experiences a significant change in job responsibilities or assignment will be required to submit a resignation to the Board. The remaining directors, upon the recommendation of the Nominating and Corporate Governance Committee, will then determine the appropriateness of continued Board membership.

Stockholder-Director Communications

        Stockholders and other interested parties may contact any member (or all members) of our Board (including the non-management directors as a group, the presiding non-management director, any

Board committee or any chair of any such committee) by addressing written correspondence to the attention of our General Counsel at 3001 Colorado Boulevard, Denton, Texas 76210. Our General Counsel's office will open all communications received for the sole purpose of determining whether the contents represent a message to our directors. Any contents that legitimately relate to our business and operations and that are not in the nature of advertising, promotions of a product or service, patently offensive material, charitable requests, repetitive materials, or designed to promote a political or similar agenda will be forwarded promptly to the addressee.

Self-Evaluation

        The Nominating and Corporate Governance Committee conducts a self-evaluation of the Board each year to determine whether the Board and its committees are functioning effectively. In addition, each committee of the Board conducts a self-evaluation each year and reports its findings to the Board.

Board Meetings and Attendance

        Pursuant to our Corporate Governance Guidelines, our directors are expected to:

  •
  regularly attend meetings of the Board and the committees of which they are members (as well as each annual meeting of stockholders);

  •
  spend the time needed to properly discharge their responsibilities;

  •
  with respect to our non-management directors, meet at regularly scheduled executive sessions in which management does not participate;

  •
  with respect to our independent directors, meet at least once a year in an executive session without management (for these sessions, the chair of each session is the Lead Independent Director).

        In fiscal 2012, our Board of Directors met eight times, our Audit Committee met six times, our Compensation Committee met six times, our Finance Committee met four times, and our Nominating and Corporate Governance Committee met four times. Our independent directors met telephonically once and in executive session four times and the non-management directors met four times. In addition, a Special Committee of the Board of Directors met five times. During fiscal 2012, each of our incumbent directors attended at least 75% percent of the total number of meetings of the Board and each committee on which he or she served (during his or her service on such committee). In 2012, all eleven members of the Board attended the Corporation's annual meeting of stockholders.

Board Leadership Structure

        In accordance with our By-Laws, the Board elects our Chief Executive Officer and our Chairman, and each of these positions may be held by the same person or may be held by two persons. Under our Corporate Governance Guidelines, the Board does not have a policy, one way or the other, on whether the role of the Chairman and Chief Executive Officer should be separate and, if it is to be separate, whether the Chairman should be selected from the non-employee directors or be an employee. However, our Corporate Governance Guidelines require that, if the Chairman of the Board is not an independent director, the independent directors shall appoint from among themselves a Lead Independent Director. The Chairman of the Board is responsible for chairing Board meetings and meetings of stockholders, setting the agendas for Board meetings and providing information to the Board members in advance of meetings and between meetings. The Lead Independent Director is responsible for, among other things, coordinating the activities of the independent directors, coordinating with the Chairman to set the agenda for Board meetings, chairing executive sessions of the independent (and non-management) directors, and leading the Board's oversight of the Chairman and Chief Executive Officer.

        Currently, Mr. Winterhalter serves as our Chief Executive Officer and Chairman and Mr. McMaster serves as our Lead Director. After careful consideration, the Board has determined that our current Board structure is the most appropriate leadership structure for the Corporation and its stockholders at this time.

Board's Role in the Risk Management Process

        The Board's role in the risk management process is to understand and oversee the Corporation's strategic plans, the associated risks and the steps that senior management is taking to manage and mitigate those risks. To ensure proper oversight of the risk management process, the Audit Committee outlines our risk principles and management framework and sets high level strategy and risk tolerances. Our risk profile is managed by our Vice President of Internal Audit, an officer appointed by and reporting to the Chairman of the Audit Committee. The Vice President of Internal Audit meets at least quarterly in executive session with the Audit Committee, and conducts an annual Enterprise Risk Assessment for the Corporation. This assessment is then presented to the Audit Committee (for development of action items and responsible parties for oversight), the full Board (for information) and the Nominating and Corporate Governance Committee (to ensure appropriate Board oversight of the identified risks). This approach is designed to enable the Board and management to establish a mutual understanding of the Corporation's risk management practices and capabilities, to review the Corporation's risk exposure and to elevate certain key risks for discussion at the Board level. The Board also meets regularly in executive session without management to discuss a variety of topics, including risk management. Through this system of checks and balances, the Board is able to monitor our risk profile and risk management activities on an ongoing basis. Certain officers who report to the Chief Financial Officer also monitor various financial risks which adds to the Corporation's overall risk management strategy.

Compensation Risk Assessment

        The Compensation Committee has reviewed with management the design and operation of our incentive compensation arrangements, including the performance objectives and target levels used in connection with incentive awards, for the purpose of assuring that these arrangements do not provide our executives or employees with incentive to engage in business activities or other behavior that would impose unnecessary or excessive risk to the value of the Corporation or the investments of our stockholders. The Compensation Committee considered compensation programs that apply to employees at all levels. This risk assessment process included an assessment of the impact of the Corporation's compensation programs on identified primary business risks (using our annual enterprise risk assessment as a framework) and an analysis of whether and how our compensation programs support, or provide risks to, our corporate strategy. In addition, the Compensation Committee considered the presence of significant risk mitigation factors inherent in our compensation program, such as those described on page 28 under "Management of Compensation-Related Risk."

        Based on the foregoing, the Compensation Committee concluded that the Corporation's compensation plans, programs and policies do not create incentives that encourage employees to take risks that are reasonably likely to have a material adverse effect on the Corporation. We believe that our incentive compensation plans, policies and practices provide appropriate incentives for behaviors that are within the Corporation's ability to effectively identify and manage significant risks, are compatible with effective internal controls and our risk management practices and are supported by the oversight and administration of the Compensation Committee with regard to executive compensation programs.

 Compensation Recoupment Policy

        The Corporation has adopted a compensation recoupment policy that complies with and goes beyond the parameters described in Dodd-Frank Wall Street Reform and Consumer Protection Act (Dodd-Frank Act). Consistent with the Dodd-Frank Act, in the event that we are required to prepare an accounting restatement due to material noncompliance with financial reporting requirements under the U.S. securities laws, we will seek to recover from any current or former executive officer incentive-based compensation (including equity compensation) received during the three-year period preceding the date on which the accounting restatement was required to be made. The amount to be recovered is the excess of the amount paid calculated by reference to the erroneous data, over the amount that would have been paid to the executive officer calculated using the corrected accounting statement data. This compensation recovery would be applied regardless of whether the executive officer engaged in misconduct or otherwise caused or contributed to the requirement for the restatement.

        In addition to the above-described recoupment specified by the Dodd-Frank Act, our policy also requires the Corporation, to the extent permitted by governing law, to seek reimbursement of non-equity incentive compensation paid to any current or former employee after January 1, 2011, where: A) (i) the payment was predicated upon the achievement of specified financial results; (ii) such financial results were subsequently the subject of a restatement or other material adjustment, (iii) in the Compensation Committee's view the person engaged in misconduct that caused or contributed to the need for the restatement or material adjustment, and (iv) a lower payment would have been made to the person based upon the correct financial results; or B) where such employee commits an act of embezzlement, fraud or theft with respect to the property of the Corporation. In each such instance, the Corporation will seek to recover the person's entire non-equity incentive compensation payment (not just the excess amount earned based on erroneous data) paid during the 12-month period preceding the Compensation Committee's determination that the person engaged in misconduct.

Committees of the Board of Directors

        Pursuant to our By-laws, our Board of Directors has established the following committees:

  •
  Audit Committee;

  •
  Compensation Committee;

  •
  Nominating and Corporate Governance Committee; and

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  Executive Committee.

        The function of each committee is described below.

        Each committee, pursuant to its charter adopted by the Board of Directors, consists of up to four members.

        Audit Committee.     The Audit Committee consists of Mr. McMaster (chair), Mr. Eisenberg, Mr. Metcalfe and Mr. Miller. The Board has determined that each member of the Audit Committee is financially literate, that each member of the Audit Committee meets the independence requirements of the NYSE and Rule 10A-3 of the Exchange Act and that Mr. Eisenberg, Mr. McMaster and Mr. Miller each qualify as an "audit committee financial expert" under SEC rules.

        The Audit Committee assists the Board of Directors in fulfilling its oversight responsibilities for:

  •
  the integrity of our financial statements;

  •
  our compliance with legal and regulatory requirements;

  •
  the independent auditor's qualifications and independence; and

  •
  the performance of our internal audit function and independent auditors.

        Pre-Approval Policy.     The Audit Committee has established an Audit and Non-Audit Services Pre-Approval Policy to pre-approve all permissible audit and non-audit services provided by our independent auditors. We expect that on an annual basis, the Audit Committee will review and provide pre-approval for certain types of services that may be rendered by the independent auditors, together with a budget for the applicable fiscal year. The policy also requires the pre-approval of any fees that are in excess of the amount budgeted by the Audit Committee. The policy contains a provision delegating limited pre-approval authority to the chairman of the Audit Committee in instances when pre-approval is needed prior to a scheduled Audit Committee meeting. The chairman of the Audit Committee is required to report on such pre-approvals at the next scheduled Audit Committee meeting.

        The Audit Committee is governed by the Audit Committee charter, which was amended and restated by the Board of Directors on August 27, 2012. A copy of this charter is available on the corporate governance section of our website and is available in print to any person, without charge, upon written request to our Vice President of Investor Relations.

        Compensation Committee.     The Compensation Committee is composed of members who are considered independent under the independence requirements of the NYSE. The purpose of the Compensation Committee is to, among other things:

  •
  review and approve corporate goals and objectives relevant to CEO compensation and evaluate the CEO's performance in light of those goals and objectives;

  •
  determine and approve the CEO's compensation level based on this evaluation;

  •
  approve compensation of other executive officers and Board;

  •
  review and recommend to the Board of Directors equity-based incentive compensation plans in which executive officers will participate; and

  •
  prepare the reports and analysis on executive compensation, which are required to be included in our annual proxy statements.

        The Compensation Committee's processes for fulfilling its responsibilities and duties with respect to executive compensation and the role of our executive officers and management in the compensation process are each described under "Compensation Discussion and Analysis — Process for Determining Executive Compensation" beginning on page 23 of this Proxy Statement.

        The Compensation Committee is governed by the Compensation Committee charter, which was amended and restated by the Board of Directors on August 27, 2012. A copy of this charter is available on the corporate governance section of our website and is available in print to any person, without charge, upon written request to our Vice President of Investor Relations.

        Pursuant to its charter, the Compensation Committee may retain such compensation consultants, outside counsel and other advisors as it may deem appropriate in its sole discretion and it has the sole authority to approve related fees and other retention terms. As described in greater detail in "Compensation Discussion and Analysis — Process for Determining Executive Compensation" beginning on page 28 of this Proxy Statement, the Compensation Committee engages an independent executive compensation consultant, Frederic W. Cook & Co., Inc., or Cook, to assist it in its review of our management compensation levels and programs to ensure that our executive compensation program is commensurate with those of public companies similar in size and scope to us. During its engagement, Cook has participated in meetings of the Compensation Committee and advised it with respect to compensation trends and practices, plan design and the reasonableness of individual awards. Cook has not performed any services for our management.

        The Compensation Committee consists of Ms. Affeldt (chair), Mr. Eisenberg, Ms. Miller and Mr. Rabin.

        Nominating and Corporate Governance Committee.     The Nominating and Corporate Governance Committee is composed of members who are considered independent under the independence requirements of the NYSE. The purpose of the Nominating and Corporate Governance Committee is to, among other things:

  •
  identify individuals qualified and suitable to become members of our Board of Directors and to recommend to our Board of Directors the director nominees for each annual meeting of stockholders;

  •
  develop and recommend to our Board of Directors a set of corporate governance principles applicable to us; and

  •
  oversee the evaluation of the Board of Directors and management.

        The Nominating and Corporate Governance Committee is governed by the Nominating and Corporate Governance Committee charter, which was amended and restated by the Board of Directors on August 27, 2012. A copy of this charter is available oan the corporate governance section of our website and is available in print to any person, without charge, upon written request to our Vice President of Investor Relations.

        The Nominating and Corporate Governance Committee consists of Mr. Metcalfe (chair), Ms. Affeldt, Ms. Miller and Mr. Rabin.

        Executive Committee.     The purpose of the Executive Committee is to assist our Board of Directors with its responsibilities and, except as may be limited by law, our Amended and Restated Certificate of Incorporation or our By-Laws, to exercise the powers and authority of our Board of Directors when it is not in session. The Executive Committee is governed by the Executive Committee charter, which was adopted by the Board of Directors on December 5, 2006. The Executive Committee consists of Mr. Winterhalter (chair) and Messrs. Eisenberg, McMaster and Miller. A copy of this charter is available on the corporate governance section of our website and is available in print to any person, without charge, upon written request to our Vice President of Investor Relations.

Director Indemnification Agreements

        On December 5, 2006, our Board of Directors approved and authorized us to enter into an indemnification agreement with each member of the Board, including Mr. Winterhalter. The indemnification agreement is intended to provide directors with the maximum protection available under applicable law in connection with their services to us.

        Each indemnification agreement provides, among other things, that subject to the procedures set forth therein, we will, to the fullest extent permitted by applicable law, indemnify an indemnitee if, by reason of such indemnitee's corporate status as a director, such indemnitee incurs any losses, liabilities, judgments, fines, penalties or amounts paid in settlement in connection with any threatened, pending or completed proceeding, whether of a civil, criminal administrative or investigative nature. In addition, each indemnification agreement provides for the advancement of expenses incurred by an indemnitee, subject to certain exceptions, in connection with any proceeding covered by the indemnification agreement. Each indemnification agreement also requires that we cover an indemnitee under liability insurance available to any of our directors, officers or employees. On October 22, 2009, our Board of Directors approved and authorized us to enter into amended and restated forms of this indemnification agreement designed to ensure that our indemnification obligations under these agreements will be primary for all claims against our directors.

 No Material Proceedings

        As of November 15, 2012, there are no material proceedings to which any of our directors, executive officers or affiliates, or any owner of record or beneficially of more than five percent of our Common Stock (or their associates) is a party adverse to us or has a material interest adverse to us.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

        No member of our current Compensation Committee is or has been one of our officers or employees or has had any relationship requiring disclosure under SEC rules. In addition, during fiscal 2012, none of our executive officers served as:

  •
  a member of the compensation committee (or other board committee performing similar functions or, in the absence of any such committee, the entire board of directors) of another corporation, one of whose executive officers served on the Compensation Committee;

  •
  a director of another corporation, one of whose executive officers served on the Compensation Committee; or

  •
  a member of the compensation committee (or other board committee performing similar functions or, in the absence of such committee, the entire board of directors) of another corporation, one of whose executive officers served as one of our directors.

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

Statement of Policy with respect to Related Party Transactions

        Our Board of Directors recognizes that related party transactions present a heightened risk of conflicts of interest and/or improper valuation (or the perception thereof) and therefore adopted a Statement of Policy with respect to Related Party Transactions. Under this policy, a "related party transaction" is defined as a transaction between us and any senior officer, director, a stockholder owning in excess of 5% of our Common Stock, a person who is an immediate family member of a senior officer or director, or an entity owned or controlled by any such person, other than 1) transactions available to all employees generally or 2) transactions involving less than $5,000 when aggregated with all similar transactions. Under this policy, any related party transaction must be approved by the relevant body (as described below) and disclosed to our stockholders. If the proposed transaction is not an employment arrangement, the transaction must be approved by either a) the Audit Committee of our Board of Directors, if the transaction is on terms comparable to those that could be obtained in arm's length dealing with an unrelated third party or b) the disinterested members of our Board of Directors. If the transaction is an employment arrangement, the proposed transaction must be approved by the Compensation Committee. In approving, ratifying or rejecting a related party transaction or relationship, the relevant body considers whether the transaction is on terms comparable to those that could be obtained in arm's length dealings with an unrelated third party. Transactions and relationships that are determined to be related party transactions are disclosed in the Corporation's Proxy Statement. The transactions described below were approved in accordance with our policy. A copy of our Statement of Policy with respect to Related Party Transactions is available on the corporate governance section of our website and is available in print to any person, without charge, upon written request to our Vice President of Investor Relations.

INFORMATION ON THE COMPENSATION OF DIRECTORS

Fiscal 2012 Director Compensation Table(1)

Name	Fees Earned or Paid in Cash ($)	Stock Awards ($)(4)	Option Awards ($)(5)	Total ($)
James G. Berges(2)	0	0	—	0
Kathleen J. Affeldt	74,500	69,982	—	144,482
Marshall E. Eisenberg	73,000	69,982	—	142,982
Kenneth A. Giuriceo(2)	0	0	—	0
Robert R. McMaster	89,500	69,982	—	159,482
Walter L. Metcalfe	77,000	69,982	—	146,982
John A. Miller	72,000	69,982	—	141,982
Martha J. Miller	67,000	69,982	—	136,982
Edward W. Rabin	63,000	69,982	—	132,982
Richard J. Schnall(2)	0	0	—	0
Gary G. Winterhalter(3)	0	0	—	0

(1)
During our 2012 fiscal year, we did not award any non-equity incentive plan compensation to, or maintain any pension or deferred compensation arrangements for, members of our Board of Directors, nor did they receive any compensation that would constitute "All Other Compensation."

(2)
Messrs. Berges, Giuriceo and Schnall did not receive any compensation directly from us for their service as directors during our 2012 fiscal year. Messrs. Berges, Giuriceo and Schnall were affiliated with Clayton, Dubilier and Rice, Inc. (which we refer to as CD&R). CDRS had designated Messrs. Berges, Giuriceo and Schnall to serve on our Board of Directors pursuant to the terms of the CD&R letter agreement. Under the CD&R letter agreement, we previously paid $37,500 per calendar quarter to CD&R for each employee of CD&R designated by CDRS to serve on our Board of Directors. In consideration for these payments, CD&R waived, on behalf of the CDRS designees to our Board of Directors, any right to the payment of other compensation for each such person's service as a director. The $37,500 quarterly fee that the Corporation paid to CD&R was not passed on to Messrs. Berges, Giuriceo or Schnall, although they were paid a separate salary as employees of CD&R. With the resignations of Messrs. Berges, Giuriceo and Schnall from our Board on August 27, 2012, the CD&R letter agreement has been terminated.

(3)
Mr. Winterhalter did not receive any compensation for his service as a director during our 2012 fiscal year.

(4)
Reflects the grant date fair value of these awards, determined in accordance with Financial Accounting Standards Board ASC Topic 718 Stock Compensation ("ASC 718"). The grant date fair value of the restricted stock units is based on the fair market value of the underlying shares on the date of grant. On October 26, 2011, each director received 3,643 restricted stock units, which stock award had a grant date fair value equal to approximately $70,000. As of September 30, 2012, each director, other than Mr. Winterhalter, beneficially owned 48,479 restricted stock units which were vested but not yet delivered in shares.

(5)
None of the directors received a stock option grant in fiscal 2012. As of September 30, 2012, each director, other than Mr. Winterhalter, had 19,055 option awards outstanding.

 Narrative Discussion of Director Compensation Table

        The following is a narrative discussion of the material factors which we believe are necessary to understand the information disclosed in the Director Compensation Table.

Cash Compensation

        In fiscal 2012 and pursuant to the Sally Beauty Holdings, Inc. Independent Director Compensation Policy then in effect, which we refer to as our 2012 Director Compensation Policy, our non-employee directors who were not affiliated with CD&R (Directors Affeldt, Eisenberg, McMaster, Metcalfe, Miller, Miller and Rabin), whom we refer to generally as our independent directors, each received an annual cash retainer of $35,000, payable in advance in four quarterly installments. For in-person Board or committee meetings during our 2012 fiscal year, each independent director in attendance received $2,000 per meeting. For telephonic Board or committee meetings for which minutes were kept, each independent director in attendance received $1,000 per meeting. Additional annual cash retainers were paid to each independent director who served as chairperson of the Audit Committee (Mr. McMaster), Compensation Committee (Ms. Affeldt), or the Nominating and Corporate Governance Committee (Mr. Metcalfe). This additional retainer was payable in advance in quarterly installments, in the following annualized amounts:

Audit Committee	$17,500
Compensation Committee	$7,500
Nominating & Corporate Governance Committee	$5,000

Equity-Based Compensation

        Pursuant to our 2012 Director Compensation Policy, upon the appointment or election of a new independent director to the Board, the independent director would have received options to purchase shares of our Common Stock, having a grant date fair value of approximately $70,000, granted under the Sally Beauty Holdings, Inc. 2010 Omnibus Incentive Plan, which we refer to as the 2010 Omnibus Plan. None of our directors received an initial stock option grant in fiscal 2012.

        Pursuant to our 2012 Director Compensation Policy, each independent director was granted an annual equity-based retainer award with a value at the time of issuance of approximately $70,000. For fiscal year 2012, these awards were granted under the 2010 Omnibus Plan in the form of restricted stock units, which we refer to as RSUs. On October 26, 2011, each independent director received an award of 3,643 RSUs, which vested on September 30, 2012. As provided in the 2012 Director Compensation Policy, upon vesting, the awards are retained by us as deferred stock units that are not to be distributed until six months after the independent director's service as a director terminates.

Changes to Director Compensation Policy

        On July 25, 2012, the Board approved a new Director Compensation Policy, to replace the 2012 Director Compensation Policy, effective October 1, 2012 (or earlier for new directors elected after July 25, 2012). The following is a summary of this policy, which we refer to as our new Director Compensation Policy.

        Our independent directors will receive an annual cash retainer of $35,000, payable in advance in four quarterly installments. For in-person Board or committee meetings, each independent director in attendance will receive $2,000 per meeting. For telephonic Board or committee meetings for which minutes are kept, each independent director in attendance will receive $1,000 per meeting. Additional annual cash retainers will be paid to each independent director who serves as the Lead Independent Director or chairperson of the Audit Committee, Compensation Committee, or the Nominating and

Corporate Governance Committee. This additional retainer is payable in advance in quarterly installments, in the following annualized amounts (to be pro-rated for partial years of service):

Lead Independent Director	$25,000
Audit Committee	$20,500
Compensation Committee	$14,000
Nominating and Corporate Governance Committee	$14,000

        Under the new Director Compensation Policy, new directors will no longer receive an initial stock option grant. Instead, each independent director will be granted an annual equity-based retainer award with a value at the time of issuance of approximately $100,000. Such award will normally be made at the first Board meeting of each fiscal year in the form of RSUs, in accordance with the 2010 Omnibus Plan, which will vest on the last day of such fiscal year. Independent directors whose Board service begins after the start of a fiscal year would receive a pro-rated grant of RSUs to reflect the number of days served. Such RSUs will no longer automatically convert into deferred stock units upon vesting; rather, each independent director may elect to defer delivery of the shares of Common Stock that would otherwise be due on the vesting date until a later date specified by the independent director. If an independent director does not make such election, he or she will receive shares of Common Stock in settlement of the RSU on the vesting date. Vesting will be accelerated on a pro-rata basis in the event of the director's death or disability.

Stock Ownership and Retention Guidelines

        On July 25, 2012, the Board also adopted minimum stock ownership guidelines for our independent directors. Each independent director must own shares of Common Stock in an amount equal to five times his or her base annual cash retainer (excluding additional annual cash retainers for the Lead Independent Director and committee chairpersons and meeting fees). Independent directors are required to achieve the applicable level of ownership within five years of becoming subject to the requirements. Until such time as the required equity ownership is reached, the independent director must retain 100% of the shares of Common Stock received upon settlement of his or her RSUs. Shares underlying vested RSUs (including deferred shares) count towards the stock ownership total. Unexercised options (whether vested or unvested) and unvested RSUs do not count as stock owned under the guidelines. As of November 15, 2012, all of our independent directors were in compliance with our stock ownership guidelines.

Travel Expense Reimbursement

        Each of our independent directors is entitled to reimbursement for reasonable travel expenses properly incurred in connection with his or her functions and duties as a director. With respect to air travel, reimbursements are limited to the cost of first-class commercial airline tickets for the trip. In addition, pursuant to the former CD&R letter agreement, the previous CDRS designees to our Board (Messrs. Berges, Giuriceo and Schnall) received reimbursement for travel and other out-of-pocket expenses in the same manner as our independent directors, except that these three CDRS designees were entitled to up to $150,000 in the aggregate per calendar year as reimbursement for actual private air travel expenses in lieu of any reimbursement based on the cost of commercial air travel. With the resignations of Messrs. Berges, Giuriceo and Schnall from our Board on August 27, 2012, the CD&R letter agreement has been terminated.

 COMPENSATION DISCUSSION AND ANALYSIS

        In this section of our proxy statement, we explain how our executive compensation programs are designed and operate with respect to the following executive officers (whom we refer to as our "named executive officers"):

  •
  Gary G. Winterhalter, our President and Chief Executive Officer,

  •
  Mark J. Flaherty, our Senior Vice President and Chief Financial Officer,

  •
  Michael G. Spinozzi, our President of Sally Beauty Supply,

  •
  John R. Golliher, our President of Beauty Systems Group, and

  •
  Raal H. Roos, our former Senior Vice President, General Counsel and Secretary.

        For a complete understanding of our executive compensation program, this Compensation Discussion and Analysis should be read in conjunction with the Summary Compensation Table and other compensation disclosures included on pages 43-58 of this proxy statement.

Executive Overview

Our Business

        We are the largest distributor of professional beauty supplies in the U.S. based on store count. We operate primarily through two business units, Sally Beauty Supply and Beauty Systems Group, or BSG. Through Sally Beauty Supply and BSG (which operates stores under the CosmoProf service mark), we operated a multi-channel platform of 4,315 stores and supplied 184 franchised stores primarily in North America, South America and selected European countries, as of September 30, 2012. Within BSG, we also have one of the largest networks of professional distributor sales consultants in North America, with approximately 1,044 professional distributor sales consultants who sell directly to salons and salon professionals. Sally Beauty Supply stores target retail consumers and salon professionals, while BSG exclusively targets salons and salon professionals.

Fiscal 2012 Business Highlights

        In spite of the anemic economy, fiscal 2012 was another good year for Sally Beauty, both from a financial and operational perspective. Some of the key metrics that demonstrate this success are:

•
Consolidated net sales increased by $255 million, or 7.8% to $3.5 billion from fiscal 2011

•
Operating earnings for fiscal 2012 increased by $51 million, or 11.3%, to $499 million

•
GAAP net earnings for fiscal 2012 were $233 million, which represents a 9% increase over fiscal 2011

•
GAAP diluted earnings per share grew 9% to $1.24

•
Adjusted EBITDA increased 17.6% to $591 million

        Fiscal 2012 saw significant growth in sales, representing a 7.8% increase over fiscal 2011:

Growth in sales (in 000's)

Growth in Adjusted EBITDA (in 000s)

        Our adjusted earnings before share-based compensation, non-recurring items, interest, taxes, depreciation and amortization (EBITDA) increased 17.6% in fiscal 2012, to $591.1 million.

        Additionally, our GAAP diluted earnings per share rose to $1.24, an 9% increase over 2011.

GAAP Diluted Earnings per Share

2012 Executive Compensation Highlights

•
In view of our strong financial performance during fiscal 2012, as well as our other business accomplishments (as described above) our named executive officers received cash bonuses at 146% of target, reflecting the achievement of at least 2 out of 3 specified performance goals.

•
We increased base salaries for our named executive officers by an average of 3.88% to maintain our target market percentile level.

•
We awarded our named executive officers service-based stock options in amounts consistent with our historical practices, except that for 2012 we moved from a fixed share guideline to a value concept based upon Adjusted EBITDA growth.

 Executive Compensation Elements

        Our executive compensation program consists of the following primary components:

Type	Form of Compensation	Terms
Cash	Salary	Provides competitive level of fixed compensation; reviewed annually
	Annual Incentive	Earned, based on attainment of Corporation financial and operational goals, with limited potential adjustment for individual performance
Equity	Annual grants of service-based stock options Occasional grants of service-based restricted stock awards	Stock options generally vest in increments of 25% per year and restricted stock awards generally vesting in increments of 20% per year
Equity awards are used for alignment with shareholder interests and attraction and retention of named executive officers
Severance Benefits	1.99 to 2.99 times base salary and average bonus, plus 24 months medical and welfare benefits. For our CEO, medical and dental insurance is available until eligibility for Medicare.	Payable only upon involuntary termination within 2 years after a change in control, with no gross-up for taxes. CEO only is entitled to lesser termination payments upon involuntary termination absent a change in control, and to medical and dental coverage until Medicare eligibility in the case of termination without cause or for good reason or upon approved retirement
Other Employee Benefits	401(k), health and welfare plans	Receive the same employee benefit as all employees
	Perquisites	Annual executive physical

        We believe our compensation program provides a balanced and stable foundation for achieving our intended objectives. Our compensation philosophy emphasizes team effort, which we believe fosters rapid adjustment and adaptation to fast-changing market conditions and helps to not only achieve our short-term and long-term goals, but also aligns the interests of our management team with those of the Corporation and our stockholders.

2012 Compensation Governance Highlights

        We endeavor to maintain good governance standards including with respect to the oversight of our executive compensation policies and practices. The following policies and practices were in effect during fiscal 2012:

•
The Compensation Committee is composed solely of independent directors who have established channels to communicate with stockholders regarding their executive compensation ideas and concerns.

•
The Compensation Committee's independent compensation consultant, Frederic W. Cook & Co., Inc., is retained directly by the Committee and performs no other consulting or other services for us.

•
The Compensation Committee conducts an annual review and approval of our compensation strategy, including a review of our compensation-related risk profile to assure that compensation-related risks are not reasonably likely to have a material adverse effect on the Corporation.

•
The Committee has adopted a compensation recoupment or "clawback" policy that complies with and goes beyond the parameters described in Dodd-Frank Wall Street Reform and Consumer Protection Act (Dodd-Frank Act), requiring current and former executives to return incentive compensation that is subsequently determined not to have been earned.

•
We have meaningful stock ownership and retention guidelines for our executive officers, including the named executive officers. As of October 29, 2012, each of the named executive officers had satisfied his individual stock ownership level.

•
Beginning in fiscal year 2013, we have instituted stock ownership and retention guidelines for our independent directors.

•
We do not provide tax gross ups or "single trigger" change-in-control severance benefits. Our equity plans provide for "double trigger" change-in-control vesting for awards assumed by the surviving company.

•
Our Board has adopted a policy prohibiting all employees and directors from engaging in any hedging transactions with respect to the Corporation's stock.

•
Our named executive officers participate in the same benefit programs at the same cost as other salaried employees, and receive only minimal perquisites, consisting primarily of reimbursement for an annual physical.

 Philosophy/Objectives of Executive Compensation

        Our Compensation Committee has developed the following set of objectives to guide the design of our executive officer compensation plans and practices, including those for our named executive officers. The Compensation Committee considers these objectives when making decisions regarding the forms, mix and amounts of compensation paid to our executive officers:

•
Attract, motivate and retain highly qualified individuals. To assure that our compensation arrangements remain competitive with the compensation paid by other employers who compete with us for talent, the Compensation Committee considers peer group information as a point of reference. Due to the consistent, outstanding performance of the Corporation and its executives, in fiscal 2012 we targeted our compensation program to provide total direct compensation opportunities for our named executive officers at between the median percentile of our peer group. The Compensation Committee uses its discretion to vary executive officer pay within the targeted range and from the targeted range based on various factors, such as an executive officer's performance, responsibilities, experience and expected future contributions.
•
Align the interests of our executive officers more closely with those of our stockholders. The compensation program for our executives is weighted toward performance-based compensation, with base salary being the only component of an executive officer's direct compensation that is fixed each year. Other components, including annual bonus and long-term incentive compensation, are subject to the achievement of financial and strategic business objectives and/or increases in stock price. The Compensation Committee believes this performance-driven compensation will promote our long-term success and maximize stockholder returns.
•
Manage risk by balancing the time horizon of incentive compensation. Our compensation program is balanced between short- and long-term performance objectives, but always with a view to achieving long-term value for our stockholders. This structure, together with our compensation recoupment policy, encourages and rewards sustained superior performance.

Internal Equity

        Internal equity is one factor of many that the Compensation Committee considers in establishing compensation for our executives. While there is no formal policy, the Compensation Committee reviews compensation levels to ensure that appropriate equity exists. The differences in compensation levels among our named executive officers reflect the significant variations in their relative responsibilities. The CEO's responsibilities for management and oversight of a global enterprise are significantly higher than those of our other named executive officers. As a result, the pay level for our CEO is commensurately higher than the pay for other officer positions.

 Management of Compensation-Related Risk

        We have designed our compensation programs to avoid excessive risk-taking. The following are some of the features of our program designed to help us appropriately manage business risk:

•	Diversification of incentive-related risk by employing a variety of performance measures;
•	A balanced weighting of the various performance measures, to avoid excessive attention on achievement of one measure over another;
• • •
An assortment of vehicles for delivering
compensation, including cash and equity
based incentives with different time
horizons, to focus our executives on specific
objectives that help us achieve our business
plan and create an alignment with long-term
shareholder interests;

A compensation recoupment policy, as
described on page 16;

Standardized equity grant procedures; and
•	Stock ownership and retention guidelines applicable to all executive officers.

Processes for Determining Executive Compensation

        The Compensation Committee continues to review each element of our executive compensation program, and the methods for determining the types and amounts of compensation, to assure that they help us meet our compensation philosophy and objectives. The Compensation Committee receives input from an independent compensation consultant as well as from members of management, as discussed below.

Role of Independent Compensation Consultant

        The Compensation Committee retained the services of an independent consultant, Frederic W. Cook & Co., Inc. (Cook), to assist in its review of our management compensation levels and programs. As part of this engagement, Cook assisted the Compensation Committee in the design of our current compensation program for executives, and continues to advise the Compensation Committee on the program. The Compensation Committee has directly engaged Cook to assist with these same services for fiscal 2012, based on Cook's experience, expertise and familiarity with our company. Cook does not provide any services to our management, and does not provide any service to us, other than with respect to its role as the Compensation Committee's executive compensation consultant.

Conflicts of Interest Assessment

        The Compensation Committee determined that the work of Cook did not raise any conflicts of interest in fiscal 2012. In making this assessment, the Compensation Committee considered the independence factors enumerated in new Rule 10C-1(b) under the Securities Exchange Act of 1934, including the fact that Cook does not provide any other services to the Corporation, the level of fees received from the Corporation as a percentage of Cook's total revenue, policies and procedures employed by Cook to prevent conflicts of interest, and whether the individual Cook advisers to Compensation Committee own any stock of the Corporation or have any business or personal relationships with members of the Compensation Committee or our executive officers.

 Market Data/Benchmarking

        Cook assisted the Compensation Committee in benchmarking our compensation arrangements and aggregate equity compensation practices against public companies similar in size and scope to our company. Cook obtained proxy data from the peer companies described below, as well as comparative compensation surveys of general industrial companies.

        The following 13 specialty retail companies comprised our peer group for fiscal 2012, which we refer to as our "peer companies" or "peer group:"

Advance Auto Parts, Inc.	Jo-Ann Stores, Inc.	Stage Stores, Inc.
Dick's Sporting Goods, Inc.	O'Reilly Automotive, Inc.	Stein Mart, Inc.
Dollar Tree Stores, Inc.	PetSmart, Inc.	Tractor Supply Company
Family Dollar Stores, Inc.	The Sherwin Williams Company	Williams-Sonoma, Inc.
Fred's, Inc.

The Compensation Committee most recently selected the companies in the peer group in 2010, after reviewing data on retail companies (including financial metrics, line-of-business, stock performance and employee count for each respective company) and considering several criteria, including the comparability of specialty retailers and the volatility and maturity of potential peers. In terms of size, our revenues and our market capitalization were between the 25th percentile and median of these peer companies.

Role of Management

        The Compensation Committee also considers the views and insights of our management, including our executive officers, in making compensation decisions. In particular, Mr. Winterhalter recommends to the Compensation Committee the base pay levels and individual compensation targets for each executive officer (other than himself) based on each executive's experience, as well as Mr. Winterhalter's view as to the strategic importance of that executive's role, knowledge and performance. Mr. Winterhalter's unique insight into our business and day-to-day interaction with our senior executives provides a valuable resource to the Compensation Committee with respect to our executive compensation programs. In addition, the Compensation Committee relied on recommendations made by Mr. Winterhalter and our Chief Financial Officer in selecting the performance metrics and targets for fiscal 2012 annual incentive compensation awards.

        Our Chairman of the Board, our CEO and other members of management generally attend Compensation Committee meetings to provide input on executive contributions, but no member of management participates in discussions with the Compensation Committee concerning his or her own compensation. The Compensation Committee also works closely with our internal legal, human resources, and finance personnel in establishing and monitoring our compensation programs. Our Chief Financial Officer provides the Compensation Committee with input on our financial performance and operational issues, and our General Counsel and Deputy General Counsel provide input to the Compensation Committee regarding compliance with the laws and regulations applicable to executive compensation.

        In addition, the Chair of our Compensation Committee has significant professional experience in human resources and management of professionals, and all of our committee members have significant experience with regard to the oversight of executive compensation practices of large publicly-traded companies. The Compensation Committee believes that this experience provides these individuals with a solid frame of reference within which to evaluate our executive compensation programs and practices.

 Total Compensation Review

        As part of its process for determining the amount and mix of total compensation to be paid to our executive officers in fiscal 2012, the Compensation Committee reviewed tally sheets prepared by management containing information for each executive officer regarding, among other things:

  •
  compensation for the last four fiscal years;

  •
  length of service with us;

  •
  the types and amounts of long-term incentive awards granted in the previous three fiscal years;

  •
  the types and amounts of our equity securities, both vested and unvested, owned as of the end of the most recently completed fiscal year;

  •
  the proceeds realized from option exercises during the last four fiscal years;

  •
  perquisites and other compensation paid in the previous fiscal year; and

  •
  the severance and other payments that he or she would receive upon the occurrence of certain events, taking into account the proposed compensation to be paid to such executive officer for the new fiscal year.

        The Compensation Committee believes that this comprehensive annual review is important to an understanding of the total compensation paid and, in certain circumstances, payable to, our executive officers. The Compensation Committee uses these reports to test whether the various forms, targets, mix, and amounts of compensation paid and payable to our executive officers remain consistent with our compensation objectives. Based on its review for fiscal 2012, the Committee believes that the overall compensation of our executive officers was in line with the philosophy and objectives set forth above.

        The Compensation Committee strives to make decisions on each element of executive compensation within the context of an officer's entire compensation package, meaning that a decision on one pay element (such as base salary) impacts decisions made on other pay elements (such as annual and long-term incentives). Based upon input received from Cook, the Compensation Committee believes that this program balances both the mix of cash and equity compensation, the mix of currently-paid and longer-term compensation, and the security of severance and change-in-control benefits in a way that furthers the compensation objectives discussed above.

 Compensation Components for Fiscal 2012

        The following are the principal elements of the fiscal 2012 compensation program for our executive officers, including our named executive officers:

Element	Form of Compensation	Purpose	Performance Criteria	Actions Taken in Fiscal 2012
Base Salary	Cash	Providing a competitive level of fixed compensation that attracts and retains skilled management, recognizing their respective roles, responsibilities, and experience.	Not applicable	3% to 4% increase to maintain target market percentile range.
Annual incentive bonus	Cash	Communicating and driving achievement of strategic short-term objectives that are important to our sustained success and stock value. Also encouraging officer retention by providing attractive compensation opportunities.	Specific financial performance measures selected by the Compensation Committee, with potential adjustment based on individual performance, as discussed on page 39.	The named executive officers earned between 133% and 192% of target based on achievement of performance goals.
Long-term incentive awards	Stock options	Creating a strong financial incentive for meeting or exceeding long-term financial goals, rewarding past performance, recognizing promotions and encouraging an equity stake in the Corporation, aligning their interests with those of our stockholders.	Sustained increases in common stock price over a ten-year period.	Named executive officers were granted stock options that vest over a 4 year period.

        As discussed in more detail below, our competitive positioning for total direct compensation (base salary, target annual bonus and annualized grant-date fair value of long-term incentives) reflects a combination of median base salaries, median target bonus opportunities and median to 75th percentile long-term incentive grants, on average.

        The Company also provides the following elements of compensation:

Element	Form of Compensation	Purpose	Actions Taken in Fiscal 2012
Health and welfare plans	Eligibility to receive available health and other welfare benefits paid for, in whole or in part, by the Corporation, including broad-based medical, dental, life and disability insurance.	Providing a competitive, broad-based employee benefits structure and promoting the good health of our executives.	No changes affecting the named executive officers.
Retirement Plan	Eligibility to participate in, and receive Corporation contributions to, our 401(k) plan (available to all employees).	Providing competitive retirement-planning benefits to attract and retain skilled management.	No changes affecting the named executive officers.
Perquisites	Reimbursement for annual physical.	Promoting the good health of our executives.	No changes affecting the named executive officers.
Severance Protection	Eligibility to receive cash severance and post-termination health benefits in connection with involuntary termination within two years after a change of control, or in the case of Mr. Winterhalter, involuntary termination or approved retirement in other contexts.	Providing a competitive compensation package and ensuring continuity of management in the event of any actual or threatened change in control of our Corporation.	On October 29, 2012, these agreements were amended to update 409A compliance provisions and, for Mr. Winterhalter, to make medical and dental insurance available until his eligibility for Medicare, in the event of his termination without cause or for good reason or approved retirement.

Base Salary

The Compensation Committee determines the base salary for each of our named executive officers on an annual basis (unless market conditions or changes in responsibilities merit mid-year changes) and, except as noted below, targets base salaries at or near the 25th percentile to the median of the companies in our peer group. In evaluating each executive officer's performance in his position with us, the Compensation Committee relies primarily on Mr. Winterhalter's performance review of each executive officer other than himself. The subjective factors considered by Mr. Winterhalter primarily consist of whether the executive officer met the operational goals set for him or her and the financial performance within the executive officer's area of responsibility.

        In October 2011, the Compensation Committee reviewed market data on our peer companies to determine whether any significant changes to the base salaries for our executive officers were needed for fiscal 2012 to align our executive team with the market. The Compensation Committee did not materially increase the base salary levels of the named executive officers (increases ranged from 3% to 4% with adjustments to reflect executive performance and to move executive salaries closer to the targeted competitive position). Salaries for our named executive officers were within the 25th percentile and median range of our peer group.

        The Compensation Committee believes that the base salaries paid to our named executive officers during fiscal 2012 were appropriate to facilitate our ability to retain and motivate such officers and were competitive with those offered by our peer companies. For the base salaries paid to our named executive officers during fiscal 2012, please see the Summary Compensation Table on page 43 of this proxy statement.

Annual Cash Incentive Bonus

        AIP.     For fiscal 2012, annual cash incentive bonuses for our named executive officers were made pursuant to the Sally Beauty Holdings, Inc. Annual Incentive Plan, which is a sub-plan of the 2010 Omnibus Plan, which we refer to as the AIP. The AIP is designed to function as a "plan within a plan" in order to preserve deductibility under Section 162(m) of the Internal Revenue Code, while giving the Compensation Committee the flexibility to tailor awards to reflect financial, operational and individual achievements based on subjective as well as objective criteria. The "outer layer" component of the AIP is entirely objective. No bonuses will be payable under the AIP unless we achieve positive operating income for the year, as reflected in our audited consolidated financial statements. If we in fact achieve this threshold financial goal for the year, Mr. Winterhalter's maximum award is 1% of such operating income and each other named executive officer's maximum award is 0.5% of such operating income, which we refer to as the "Section 162(m) maximum awards." As the "inner layer" component of the AIP, at the beginning of each year the Compensation Committee may establish other financial, operational and/or individual performance goals for each executive officer that will be used to determine actual bonus amounts that are below the officer's Section 162(m) maximum award. The Compensation Committee in effect uses "negative discretion" to reduce the Section 162(m) maximum awards, as it deems appropriate, based on our financial performance relative to these pre-determined goals and based on the Compensation Committee's more subjective evaluation of corporate, operational and individual performance.

         Award Opportunities.     Consistent with the above approach, the Compensation Committee established certain performance criteria for each named executive officer which, if satisfied, would enable him to earn a target-level (below maximum) award under the AIP for fiscal 2012 (we refer to these "inner layer" performance criteria as the AIP criteria). These AIP criteria are factors used by the Compensation Committee in exercising its discretion to appropriately size the AIP bonuses, if any, to an amount that is below the Section 162(m) maximum award amount, as described above.

        Our CEO made recommendations to the Compensation Committee as to the percentage of each named executive officer's base salary to be used as his target-level award under the AIP, based on job responsibilities and peer group data provided by Cook. The bonus targets for our named executive officers for fiscal 2012 were the same as for fiscal 2011 and fiscal 2010: 100% of base salary for Mr. Winterhalter, and 60% of base salary for our other named executive officers. Accordingly, the targeted total annual cash compensation (base salary and annual incentive) for our named executive officers was generally between the 25th percentile and the median of our peer companies.

The AIP is designed so that if we achieve the AIP financial performance targets (as discussed below), the executive is eligible to earn 100% of his target bonus award. Financial performance at below-target levels (subject to a threshold of 96.1% of target performance for each metric) would result in awards as low as 25% of the target award, subject to the discretion of the Committee to make adjustments as described below. If we exceed the AIP financial performance targets, each named executive officer is eligible to earn an AIP bonus in excess of his target award, not to exceed a designated amount. We refer to these higher amounts as the "AIP maximum awards," as distinguished from the Section 162(m) maximum awards.

        AIP Financial Performance Criteria.     In establishing the performance objectives for fiscal 2012, the Compensation Committee determined that the primary emphasis should be on financial performance objectives (as an entity or, in some cases as set forth below, as a business unit). Accordingly, in order for an executive to receive 100% of his AIP target bonus, the target level of financial performance must be achieved, subject to a potential adjustment based on individual performance, as described below.

        For fiscal 2012, the AIP financial criteria consisted of the following three performance metrics, which were measured with reference to our annual operating plan. For shared services officers (Messrs. Winterhalter, Flaherty and Roos), these metrics were expressed on the consolidated level as made up by individual reporting units. For heads of a business unit (Messrs. Spinozzi and Golliher), these metrics were expressed as that segment's portion of our annual operating plan. The percentage weighting of the various financial metrics represents the Compensation Committee's determination regarding the relative importance of each metric to our overall financial performance.

  •
  Sales (30%).  Sales, excluding unbudgeted acquisitions, is a valuable measure in determining incentive compensation, as it provides consistency and comparability in our financial reporting and therefore links the compensation of our executive officers with our growth objectives.

  •
  Adjusted EBITDA (50%).  Adjusted EBITDA provides a meaningful measure of our ability to meet our future debt service, capital expenditures and working capital requirements. For incentive award purposes, we calculate adjusted EBITDA in the same manner as we publicly report this non-GAAP financial measure to the public in our quarterly earnings releases.

  •
  Working Capital (20%).  Working capital (expressed as a percentage of sales) provides a meaningful measure of the capital employed in our business. We use this measure as a means to reward employees for decreasing the level of capital needed to effectively run the business so that any additional cash could be used for other value-creating purposes, such as the repayment of debt, acquisitions, or opening additional stores. We define this working capital target as the 12-month average value of inventory and accounts receivable, minus accounts payable, expressed as a percentage of sales for the corresponding fiscal year period.

        In setting the financial performance targets for the AIP, the Compensation Committee reviewed our financial projections for fiscal 2012 with Mr. Winterhalter and Mr. Flaherty. For fiscal 2012, the AIP financial performance targets were as follows:

	Sales(1)	Adjusted EBITDA(1)	Working Capital(1)

Mr. Winterhalter	$3.5 billion (weighted 30%)	$553.9 million (weighted 50%)	10% of Sally North America 7% of BSG North America 2% of Sally International 1% of BSG International (weighted 20%)

Mr. Flaherty	$3.5 billion (weighted 30%)	$553.9 million (weighted 50%)	10% of Sally North America 7% of BSG North America 2% of Sally International 1% of BSG International (weighted 20%)

Mr. Spinozzi	$1.7 billion of Sally USA and Canada (weighted 30%)	$424 million of Sally USA and Canada (weighted 50%)	11.20% of Sally USA and Canada (weighted 20%)

Mr. Golliher	$1.3 billion of BSG (weighted 30%)	$187 million of BSG (weighted 50%)	20.10% of BSG Canada 18.20% of BSG USA 30.57% of BSG International (weighted 20%)

Mr. Roos	$3.5 billion (weighted 30%)	$553.9 million (weighted 30%)	10% of Sally North America 7% of BSG North America 2% of Sally International 1% of BSG International (weighted 20%)

(1)
Based on consolidated results, except as noted.

        As noted above, if we achieve target-level financial performance, the executives are eligible to earn 100% of their target AIP bonus awards. Financial performance at below-target levels (subject to a threshold of 96.1% of target performance for each metric) would result in awards as low as approximately 25% of the target award, except that, as discussed below, the Compensation Committee has discretion to reduce or increase the dollar value of an individual officer's AIP award based upon a subjective assessment of the individual's performance. The named executive officers were eligible to earn bonuses in excess of the target awards (up to the AIP maximum awards stated above) to the extent that performance against the financial goals exceeded target performance. AIP maximum awards could be earned if:

  •
  we, or the applicable business unit, had achieved 104% or greater (domestically) or 108% or greater (internationally) of the target amount of sales for fiscal 2012,

  •
  we, or the applicable business unit, had achieved 108% or greater of the target amount of adjusted EBITDA for fiscal 2012, and

  •
  with respect to Messrs. Winterhalter, Flaherty and Roos, one or more of the following had occurred: Sally North America's working capital as a percentage of sales for fiscal 2012 had been 10.81% or below, BSG North America's working capital as a percentage of sales for fiscal 2012 had been 17.58% or below, Sally International's working capital as a percentage of sales for fiscal 2012 had been 20.14% or below or BSG International's working capital as a percentage of sales for fiscal 2012 had been 29.77% or below , or with respect to Mr. Spinozzi, Sally USA and Canada's working capital as a percentage of sales for fiscal 2012 had been 10.40% or below or, with respect to Mr. Golliher, one or more of the following had occurred: BSG Canada's working capital as a percentage of sales for fiscal 2012 had been 19.30% or below, BSG USA's working capital as a percentage of sales for fiscal 2012 had been 17.40% or below, or BSG International's working capital as a percentage of sales for fiscal 2012 had been 29.77% or below.

        When performance for a given financial metric exceeds target, the payout between target and maximum award opportunity for that metric is determined by straight-line interpolation. For example, based on the following chart, sales performance of 102.38% of target would translate into a payout percentage of 158.73%. If the sales component is weighted at 30% of the bonus opportunity, the weighted payout for that metric would equate to 47.62% of the total target bonus opportunity for that participant:

Sales target

Objective	Payout Percentage

104% or above	200%

103%	175%

102%	150%

101%	125%

100%	100%

99%	75%

98%	50%

97%	25%

96% or below	0%

        Individual Performance.     In order to provide flexibility to recognize overall achievements in key focus areas and operational performance, which can change throughout the year based on unanticipated contingencies, the Compensation Committee does not list specific individual performance objectives for individual officers under the AIP. Instead, the Compensation Committee reserves discretion to reduce or increase the dollar value of an individual officer's AIP award (by up to 50 percentage points below or above the percentage of the target award resulting from application of the financial performance formulas) based upon a subjective assessment of the individual's performance, but the adjusted payout cannot exceed the Section 162(m) maximum award for such individual .

        Determination of Fiscal 2012 Awards.     In its September, October and November 2012 meetings, the Compensation Committee reviewed the 2012 fiscal year business results and determined whether and to what extent the AIP criteria were met. During this review, the Compensation Committee met with Mr. Winterhalter to discuss his performance reviews of the other named executive officers and with the Lead Independent Director of the Board to discuss the Board's review of Mr. Winterhalter (without

Mr. Winterhalter being present). The Committee did not adjust AIP payouts for individual performance for any of the named executive officers for fiscal 2012.

        The amounts by which the financial performance targets under the AIP were exceeded for each metric, and the resulting payout factors, are illustrated in the following table.

	Sales		Adjusted EBITDA		Working Capital		Aggregate Payout

	Weighted Achievement %	Weighted Payout %	Weighted Achievement %	Weighted Payout %	Weighted Achievement %	Weighted Payout %	As % of Target Bonus	As % of Base Salary

Mr. Winterhalter	101.51%	39.43%	104.73%	88.68%	98.1%	12.67%	140.78%	141%

Mr. Flaherty	101.51%	39.43%	104.73%	88.68%	98.1%	12.67%	140.78%	85%

Mr. Golliher	101.39%	40.7%	111.36%	118.18%	101.0%	32.80%	191.68%	115%

Mr. Spinozzi	102.62%	49.5%	105.31%	83.13%	97.6%	0.00%	132.63%	80%

Mr. Roos	101.51%	39.43%	104.73%	88.68%	98.1%	12.67%	140.78%	85%

        The table below shows the payout opportunities and actual payouts under the AIP for the named executive officers for fiscal 2012:

	AIP Target as a % of Salary	AIP Target Award ($)	FY12 Actual AIP Award ($)	AIP Actual Award as a % of Salary

Mr. Winterhalter	100%	959,776	1,351,197	141%

Mr. Flaherty	60%	264,587	372,492	85%

Mr. Golliher	60%	264,587	507,147	115%

Mr. Spinozzi	60%	280,151	371,550	80%

Mr. Roos	60%	190,628	268,370	85%

Equity-Based Long-Term Incentive Compensation

        Options to purchase our Common Stock are the primary equity compensation vehicle used by the Compensation Committee, and were awarded to our named executive officers in fiscal 2012. Because the benefits of stock options are dependent on the appreciation of the price of our Common Stock, such awards create a strong financial incentive for meeting or exceeding our long-term financial goals and increasing shareholder return. Because the options become exercisable in increments over a four-year term, our executives must remain employed for a significant period before realizing any value for their options.

        Grant Practices for Equity-Based Awards.     The Compensation Committee's policy is to grant equity awards on the same day it approves the grant. Options have an exercise price equal to the closing price of our Common Stock on the date of grant. Other than special one-time grants, such as at the time of a new hire or promotion, the Compensation Committee intends to grant equity awards to its executive officers once a year, and such grants will generally be made at the same time that the Compensation Committee approves the annual bonus award targets under the annual bonus plan for the fiscal year. These actions will generally occur within the first month of the fiscal year. Equity grants are currently made under the 2010 Omnibus Plan.

        Our VP of Employee Services recommends to our CEO the number of options or other equity awards to be granted to certain key employees based on a value concept based upon Adjusted EBITDA growth, as well as consideration of each individual's rate of base salary and the dollar value of the proposed award as a percentage of base salary. Our CEO then makes a grant recommendation for each of the proposed grantees, including the named executive officers other than himself, to the Compensation Committee based on consideration of the value of the grants that the individual received in prior years, the competitive market data provided by Cook and his views as to the individual's expected future contribution to our business results. The Chairman of the Compensation Committee of the Board of Directors recommends to the Compensation Committee the CEO's proposed equity grant based on her review of competitive market data provided by Cook. The Compensation Committee is ultimately responsible for determining the number of options or shares to be awarded and for approving each grant. In making this determination, the Compensation Committee considers the recommendations of the CEO and the Chairman of the Board, the long-term incentive opportunity market data provided by Cook, and the competitive data provided by Cook regarding aggregate share usage and costs associated with equity grants.

        Fiscal 2012 Equity Awards.     Consistent with its equity grant policy, in October 2011, the Compensation Committee granted stock options to each of our named executive officers.

The Compensation Committee sets an aggregate long-term incentive budget to determine the total amount of equity awards that may be awarded in any fiscal year. The Compensation Committee determines the budget after discussions with Cook and management and a review of peer group practices and the projected impact to our net income. Based upon input received from Cook, the Compensation Committee believes that the terms and conditions of the
2012 equity awards, as well as the size of the grants, were commensurate with similar measures used by our peer group. For more information regarding the equity-based awards granted to our named executive officers during fiscal 2012, please see the Grants of Plan-Based Awards table on page 47 of this proxy statement.

Benefits and Perquisites

Our named executive officers are eligible to participate in the benefit plans generally available to all of our U.S. employees, which include health, dental, life insurance, and disability plans. In addition, our named executive officers (along with our other U.S. employees) are eligible to participate in our 401(k) plan, which represents the only retirement plan that we provide to our named executive officers. Under the 401(k) plan, our employees may contribute, on a pre-tax basis, up to 50% of eligible compensation, as defined in the plan, subject to Internal Revenue Code limitations. We match each employee's contribution, including our named executive officers, at a rate of 100% on the first 4% of the employee's eligible compensation. Employees are immediately vested in the matching contributions made by us. Our 401(k) plan also has a profit sharing component, which is 100% funded by us and is determined annually by the Compensation Committee. Employees are vested in our profit sharing contributions after 3 full years of employment. For fiscal 2012, the Compensation Committee reviewed the contributions of our employees to our financial performance and determined that a company contribution of approximately 1% of eligible compensation was an appropriate profit-sharing contribution.

        Consistent with our philosophy of emphasizing performance-based pay, our executive compensation program provides limited benefits and perquisites. All perquisites for executive officers must be approved by the Compensation Committee. In fiscal 2012, the only perquisite provided to our named executive officers was reimbursement for an annual physical.

        The Compensation Committee believes that offering the above-described benefits and perquisites to our named executive officers is consistent with the terms and benefits offered by other similarly-situated public companies, and enhances our ability to retain our named executive officers. Given the fact that these items represent a relatively insignificant portion of our named executive officers' total compensation, the availability of such items does not materially influence the decisions made by the Compensation Committee with respect to the other elements of the total compensation payable to our named executive officers.

Change-in-Control and Termination Agreements

        Change-in-Control Agreements.    Many change-in-control transactions result in significant organizational changes, particularly at the senior executive level. In order to encourage our senior executive officers to remain employed with the Corporation during an important time when their prospects for continued employment can be uncertain, we have entered into change-in-control agreements with our senior executive officers, including each of Messrs. Winterhalter, Flaherty, Golliher, Spinozzi and Roos, which provide payments and benefits in the event of the executive's termination of employment by the Corporation without cause or by the executive for "good reason" within two years following a change in control. Because a termination by the executive for good reason is effectively a "constructive termination" by the Corporation without cause, we believe it is appropriate to provide severance benefits in these circumstances. The Compensation Committee has determined that our change-in-control agreements were generally consistent with those in place at similarly-situated public companies, were designed to keep our executives focused on their work responsibilities during the uncertainty that accompanies a potential change-in-control, and (consistent with the recommendation of our CEO) were necessary to retain and recruit our senior executives. The Compensation Committee also deemed it important from a retention perspective to treat all of the named executive officers similarly with respect to their change-in-control arrangements, except that on October 29, 2012, Mr. Winterhalter's agreement was amended so that the Corporation's medical and dental insurance will remain available to him until his eligibility for Medicare in the event of his termination without cause or for good reason or his retirement, with the Board's approval, within two years after a change in control. Mr. Roos' agreement will expire when he retires from the Corporation on December 21, 2012.

        Termination Agreement.    In addition, shortly after our spinoff from Alberto Culver, we entered into a termination agreement with Mr. Winterhalter to encourage his retention as CEO during an important transition period. This agreement provides a lower level of payments and benefits to Mr. Winterhalter if his employment is involuntarily terminated in situations that do not involve a change in control. Please see "Potential Payments Upon Termination or Change in Control Arrangements" on page 52 of this proxy statement for a description of and potential payouts under the Change-in Control and Termination Agreements.

        Treatment of Equity Awards upon Change in Control.     Under the terms of our 2007 Omnibus Plan and our 2010 Omnibus Plan, stock option and restricted stock awards have "double trigger" change-in-control vesting if the awards are assumed by the surviving company and equitably converted to awards for publicly traded stock in connection with such transaction. This means that the awards would vest upon the holder's involuntary separation from service within two years following the change in control, or such other period specified by the Compensation Committee. If the awards are not assumed by the surviving company and equitably converted, they would vest upon the change in control. This vesting approach aids in our ability to retain key executives during the critical time leading up to and following a change in control.

 Stock Ownership and Retention Guidelines

        Consistent with our commitment to aligning the interests of our executives with stockholders, the Nominating and Corporate Governance Committee of our Board of Directors has adopted stock ownership guidelines which apply to our executives at the vice president level and above. Pursuant to these guidelines, executives are encouraged to own shares of our Common Stock generally equal in value to a multiple of their annual base salary (as in effect on December 1st of each year) depending on such executive's level in the Corporation. Vested stock options count towards the grantee's stock ownership totals, with each option counting as one share of stock owned. Unvested stock options and restricted shares (stock for which restrictions have not lapsed) do not count as stock owned under the guidelines. The executive officer stock ownership guidelines, as applicable to the named executive officers, are as follows:

CEO	Five times annual base salary
Senior Vice Presidents	Three times annual base salary
Vice Presidents	One time annual base salary

        Until such time as the officer reaches his or her equity ownership guideline, the officer will be required to retain that percentage of the shares of Common Stock received upon lapse of the restrictions upon restricted stock and upon exercise of stock options (net of any shares utilized to pay for the exercise price of the option and tax withholding) as set forth below:

Retention Requirement
Chief Executive Officer	100%
Senior Vice Presidents	50%
Vice Presidents	50%

        Because officers must retain a percentage of shares resulting from any exercise of stock options or the lapsing of restrictions upon restricted stock until they achieve the specified guidelines, there is no minimum time period required to achieve the equity ownership guidelines set forth above. As of December 1, 2012, all of our executive officers were in compliance with our equity ownership guidelines.

        The Compensation Committee may in the future consider an executive's achievement of the guideline stock ownership targets in its award of further equity grants.

        Beginning in fiscal year 2013, we have instituted stock ownership and retention guidelines for our independent directors.

Use of Pre-Approved Trading Plans

        We permit our executive officers and Directors to enter into pre-approved trading plans established according to Rule 10b5-1 under the Securities Exchange Act of 1934, as amended, with an independent broker-dealer to enable them to either a) purchase securities; or b) to recognize the value of their compensation and diversify their holdings of our securities during periods in which they might otherwise not be able to buy or sell our stock because important information about us had not been publicly released. These plans include specific instructions for the broker to exercise options or purchase or sell stock on behalf of the plan participant if our stock price reaches a specified level or certain events occur. The plan participant no longer controls the decision to purchase, exercise or sell the securities in the plan. Generally, when our executive officers trade under these plans they are publicly disclosed in Section 16 filings with the SEC. All five of our named executive officers (Messrs. Winterhalter, Flaherty, Spinozzi, Golliher and Roos) had Rule 10b5-1 sale plans in place during fiscal 2012. Four of our directors (Messrs. Eisenberg, Miller and Rabin and Ms. Affeldt), had Rule 10b5-1 sale plans in place during fiscal 2012.

Policy Against Hedging Company Stock

        Certain forms of hedging or monetization transactions, such as zero-cost collars and forward sale contracts, allow a director, officer or other employee to lock in much of the value of his or her stock holdings, often in exchange for all or part of the potential for upside appreciation in the stock. These transactions allow the person to continue to own the covered securities but without the full risks and rewards of ownership. When that occurs, he or she may no longer have the same objectives as the Corporation's other stockholders. Therefore, pursuant to our published insider trading policy, our directors, officers and other employees are prohibited from engaging in any such transactions.

Deductibility of Compensation

        Section 162(m) of the Internal Revenue Code limits the deductibility for federal income tax purposes of compensation paid to our named executive officers (other than our Chief Financial Officer). Under Section 162(m), compensation paid to each of these officers in excess of $1,000,000 per year is deductible by us only if it is "performance-based." The Compensation Committee believes that tax deductibility of compensation is an important consideration in establishing our executives' compensation. For example, the awards made for fiscal 2012 under the AIP and the stock options granted under the 2007 Omnibus Plan or the 2010 Omnibus Plan may qualify as performance-based compensation that is exempt from the deduction limitations of Section 162(m). However, with the goal of providing a compensation program that enhances shareholder value, the Compensation Committee reserves flexibility to approve compensation arrangements that are not fully tax deductible by us.

Consideration of Most Recent Advisory Shareholder Vote on Executive Compensation

        At the annual meeting of stockholders on January 28, 2011, in the first advisory vote on executive compensation, over 98% of the shares voted were voted in support of the compensation of the Corporation's named executive officers. The Compensation Committee appreciates and values the views of our stockholders. In considering the results of the 2011 advisory vote on executive compensation and feedback from our stockholders, the Compensation Committee concluded that the compensation paid to our executive officers and the Corporations' overall executive pay practices have strong stockholder support and have been effective in implementing the Corporation's stated compensation philosophy and objectives. The Committee recognizes that executive pay practices and notions of sound governance principles continue to evolve. Consequently, the Committee intends to continue paying close attention to the advice and counsel of its compensation advisors and invites our stockholders to communicate any concerns or opinions on executive pay directly to the Compensation Committee or the Board. Please refer to "Stockholder—Director Communications" on page 13 for information about communicating with the Board.

        Also at the annual meeting of stockholders on January 28, 2011, our stockholders expressed a preference that advisory votes on executive compensation occur every three years. In accordance with the results of this vote, the Board determined to implement an advisory vote on executive compensation every three years until the next required vote on the frequency of shareholder votes on the compensation of executives, which is scheduled to occur at the 2017 annual meeting. The next advisory vote on executive compensation is scheduled to occur at the 2014 annual meeting.

 COMPENSATION COMMITTEE REPORT

        The Compensation Committee has reviewed and discussed with management the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K included in this Proxy Statement. Based on its review and discussions with management, the Compensation Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this Proxy Statement.

Submitted by the Compensation Committee
Kathleen J. Affeldt (Chair) Marshall E. Eisenberg Martha J. Miller Edward W. Rabin

        The foregoing report is not soliciting material, is not deemed filed with the SEC and is not to be incorporated by reference in any filing of the Corporation under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, whether made before or after the date hereof and irrespective of any general incorporation language in any such filing.

EXECUTIVE COMPENSATION

Summary Compensation Table

        The following table contains compensation information for our named executive officers. The information included in this table reflects compensation earned by the named executive officers for services rendered to us for the years ended September 30, 2012, September 30, 2011 and September 30, 2010.

SUMMARY COMPENSATION TABLE

Name and Principal Position(1)	Year	Salary ($)	Stock Awards ($)(2)	Option Awards ($)(3)	Non-Equity Incentive Plan Compensation ($)	All Other Compensation ($)(4)	Total ($)
Gary G. Winterhalter	2012	959,154	—	3,188,030	1,351,197	9,333	5,507,714
President and Chief Executive Officer	2011	921,923	569,500	2,584,961	1,928,522	15,542	6,020,448
	2010	882,308	—	1,858,124	1,307,933	13,092	4,061,457
Mark J. Flaherty.	2012	440,692	—	1,030,463	372,492	13,455	1,857,102
Senior Vice President and	2011	422,797	284,750	1,005,263	439,853	23,185	2,175,848
Chief Financial Officer	2010	394,102	—	681,312	350,530	3,728	1,429,672
John R. Golliher	2012	440,692	—	1,030,463	507,147	13,455	1,991,757
President, Beauty Systems Group	2011	422,132	284,750	1,005,263	603,141	13,639	2,328,925
	2010	385,511	—	681,312	451,950	13,249	1,532,022
Michael G. Spinozzi	2012	466,615	—	1,030,463	371,550	13,568	1,882,196
President, Sally Beauty Supply	2011	447,711	284,750	1,005,263	502,734	13,496	2,253,954
	2010	419,299	—	681,312	452,213	13,597	1,566,421
Raal H. Roos	2012	317,557	—	482,314	268,370	12,568	1,080,809
Senior Vice President,
General Counsel and Secretary(5)

(1)
Reflects principal positions held as of September 30, 2012.

(2)
Reflects the grant date fair value of the stock awards, determined in accordance with ASC 718 and based on the fair market value of the underlying shares on the date of grant. Our named executive officers did not receive any stock awards in fiscal years 2012 or 2010.

(3)
Reflects the grant date fair value of the option awards, determined in accordance with ASC 718. The assumptions used in the calculation of the grant date fair values of the option awards are included in Note 8 to our audited financial statements for the fiscal year ended September 30, 2012, included in our Form 10-K filed with the SEC on November 15, 2012.

(4)
Amounts reported as "All Other Compensation" for our 2012 fiscal year include the following:

	Company Matching Contributions Pursuant to our 401(k) and Profit Sharing Plan ($)	Life Insurance Premiums ($)
Mr. Winterhalter	8,145	1,188
Mr. Flaherty	12,582	873
Mr. Golliher	12,582	873
Mr. Spinozzi	12,645	923
Mr. Roos	11,939	629

  Perquisites and other personal benefits provided to each of the other named executive officers had an aggregate incremental cost of less than $10,000 and accordingly have been omitted from the table in accordance with SEC rules. For information regarding perquisites, please see "Compensation Discussion and Analysis — Compensation Components for Fiscal 2012 — Benefits and Perquisites."

(5)
Mr. Roos was not a named executive officer in fiscal years 2011 or 2010. Mr. Roos will retire from the Corporation on December 21, 2012. For information regarding his separation agreement with the Corporation, please see footnote (10) to the Potential Payments Upon Termination or Change in Control Table for Fiscal 2012 on page 57 of this Proxy Statement.

Narrative Discussion of Summary Compensation Table

Salary

        As discussed above in "Compensation Discussion and Analysis," the Compensation Committee generally reviews executive officer salaries within the first month of the fiscal year. In October 2011, the Compensation Committee increased the annual base salary for each of our named executive officers, as follows: Mr. Winterhalter $925,000 to $962,000; Mr. Flaherty, $425,000 to $442,000; Mr. Spinozzi, $450,000 to $468,000; Mr. Golliher, $425,000 to $442,000; and Mr. Roos, $309,000 to $318,270.

Option Awards

        Option Awards consist of time-vesting stock option awards. Amounts reported reflect the grant date fair value of these awards.

Non-Equity Incentive Plan Compensation

        The amounts reported reflect annual incentive awards earned for our 2012 fiscal year under the AIP. For information regarding the AIP, which was approved by our stockholders on April 26, 2007, please see "Compensation Discussion and Analysis — Compensation Components for Fiscal 2012 — Annual Cash Incentive Bonus."

GRANTS OF PLAN-BASED AWARDS FOR FISCAL 2012

		Estimated Possible Payouts Under Non-Equity Incentive Plan Awards(1)			All Other Option Awards: Number of Securities Underlying Options (#)(2)	Exercise or Base Price of Option Awards ($ / Sh) (3)	Grant Date Fair Value of Stock and Option Awards($) (4)
Name	Grant Date	Threshold ($)	Target ($)	Maximum ($)
Gary G. Winterhalter	10/26/11	239,944	959,776	4,993,551	332,000	19.21	3,188,030
Mark J. Flaherty	10/26/11	66,147	264,587	2,496,775	107,312	19.21	1,030,463
John R. Golliher	10/26/11	66,147	264,587	2,496,775	107,312	19.21	1,030,463
Michael G. Spinozzi	10/26/11	70,038	280,151	2,496,775	107,312	19.21	1,030,463
Raal H. Roos	10/26/11	47,657	190,628	2,496,775	50,228	19.21	482,314

(1)
Reflects threshold, target and maximum bonus opportunities under the financial component of our AIP. The Compensation Committee has discretion to reduce or increase the dollar value of an individual officer's AIP award by up to 50 percentage points below or above the percentage of the target award resulting from application of the financial performance formulas, based upon a subjective assessment of the individual's performance, but the adjusted payout cannot exceed such individual's Section 162(m) maximum award. Mr. Winterhalter's target AIP bonus was 100% of his base salary. The target AIP bonus for each of Messrs. Flaherty, Golliher, Spinozzi and Roos was 60% of his base salary. Please see "Compensation Discussion and Analysis — Compensation Components for Fiscal 2012 — AIP Criteria Based on Financial Performance" for additional information on these targets.

(2)
On October 26, 2011, our Compensation Committee granted options to each of our named executive officers to purchase shares of our Common Stock under the 2010 Omnibus Plan. These options vest ratably over a four-year period beginning on October 25, 2012.

(3)
The exercise price of the options is equal to the closing price of our Common Stock on the NYSE on the grant date.

(4)
Reflects the grant date fair value of the options award ($9.6025) determined in accordance with ASC 718. The assumptions used in the calculation of the grant date fair value of the option awards are included in Note 8 to our audited financial statements for the fiscal year ended September 30, 2012, included in our Form 10-K filed with the SEC on November 15, 2012.

 OUTSTANDING EQUITY AWARDS AT 2012 FISCAL YEAR-END

	Option Awards
							Stock Awards
	Number of Securities Underlying Unexercised Options (#)		Number of Securities Underlying Unexercised Options (#)
									Market Value of Shares or Units of Stock That Have Not Vested ($)(12)
							Number of Shares or Units of Stock That Have Not Vested (#)
					Option Exercise Price ($)
						Option Expiration Date
Name	Exercisable		Unexercisable
Gary G. Winterhalter	600,000	(1)			9.57	12/04/2016
	450,000	(2)			9.66	04/26/2017
	450,000	(3)			8.80	10/24/2017
	337,500		112,500	(7)	5.24	10/22/2018
	225,000		225,000	(8)	7.42	10/21/2019
	112,500		337,500	(9)	11.39	10/19/2020	40,000	(10)	1,003,600
			332,000	(11)	19.21	10/26/2021

Mark J. Flaherty	4,904	(3)			8.80	10/24/2017
	2,436	(6)			7.42	07/23/2018	4,547	(5)	114,084
	8,073		32,003	(7)	5.24	10/22/2018
	30,397		69,856	(8)	7.42	10/21/2019
			131,250	(9)	11.39	10/19/2020	20,000	(10)	501,800
			107,312	(11)	19.21	10/26/2021

John R. Golliher						10/24/2017	6,000	(4)	150,540
			38,750	(7)	5.24	10/22/2018
			82,500	(8)	7.42	10/21/2019
	43,750		131,250		11.39	10/19/2020	20,000	(10)	501,800
			107,312		19.21	10/26/2021

Michael G. Spinozzi	115,000	(1)			9.57	12/04/2016
	155,000	(2)			9.66	04/26/2017
	155,000	(3)			8.80	10/24/2017	6,000	(4)	150,540
			38,750	(7)	5.24	10/22/2018
	55,250		82,500	(8)	7.42	10/21/2019
	43,750		131,250	(9)	11.39	10/19/2020	20,000	(10)	501,800
			107,312	(11)	19.21	10/26/2021

Raal H. Roos	70,500	(1)			9.57	12/04/2016
	59,040	(2)			9.66	04/26/2017
			20,500	(7)	5.24	10/22/2018
			41,000	(8)	7.42	10/21/2019
	20,500		61,500	(9)	11.39	10/19/2020
			50,228	(11)	19.21	10/26/2021

(1)
On December 4, 2006, our Compensation Committee granted options to purchase shares of our Common Stock pursuant to the 2003 Alberto-Culver Company Stock Option Plan in the following amounts: Mr. Winterhalter, 600,000; Mr. Spinozzi, 115,000; and Mr. Roos, 100,000. These options vested ratably on December 3, 2007, 2008, 2009 and 2010.

(2)
On April 26, 2007, our Compensation Committee granted options to purchase shares of our Common Stock pursuant to the 2007 Omnibus Plan in the following amounts: Mr. Winterhalter,

  450,000; Messrs. Golliher and Spinozzi, 155,000; and Mr. Roos, 82,000. These options vested ratably over a four-year period that began on September 30, 2006, and therefore were fully vested as of September 30, 2012.

(3)
On October 24, 2007, our Compensation Committee granted options to purchase shares of our Common Stock pursuant to the 2007 Omnibus Plan in the following amounts: Mr. Winterhalter, 450,000; Mr. Flaherty, 33,000; and Messrs. Golliher and Spinozzi, 155,000. These options vested ratably over a four-year period that began on October 24, 2007, and therefore were fully vested as of September 30, 2012.

(4)
On October 24, 2007, our Compensation Committee granted 30,000 shares of time-based restricted stock to each of Messrs. Golliher and Spinozzi pursuant to the 2007 Omnibus Plan. The restrictions upon these awards lapse ratably over a five-year period that began on October 24, 2007.

(5)
On July 23, 2008, our Compensation Committee granted Mr. Flaherty 30,000 time-based restricted shares of our Common Stock pursuant to the 2007 Omnibus Plan. The restrictions upon these awards lapse ratably over a five-year period that began on July 23, 2008.

(6)
On July 23, 2008, our Compensation Committee granted Mr. Flaherty 100,000 options to purchase shares of our Common Stock pursuant to the 2007 Omnibus Plan. These options vest over a four-year period that began on September 30, 2007, and therefore were fully vested as of September 30, 2012.

(7)
On October 22, 2008, our Compensation Committee granted options to purchase shares of our Common Stock pursuant to the 2007 Omnibus Plan in the following amounts: Mr. Winterhalter, 450,000; Mr. Flaherty, 175,000; Messrs. Golliher and Spinozzi, 155,000; and Mr. Roos, 82,000. These options vest ratably over a four-year period that began on October 22, 2008.

(8)
On October 21, 2009, our Compensation Committee granted options to purchase 450,000 shares of our Common Stock pursuant to the Alberto-Culver Company 2003 Stock Option Plan to Mr. Winterhalter. In addition, the Compensation Committee granted options to purchase shares of our Common Stock pursuant to the 2007 Omnibus Plan in the following amounts: Messrs. Flaherty, Golliher and Spinozzi, 165,000, and Mr. Roos, 82,000. These options vest ratably over a four-year period that began on October 21, 2009.

(9)
On October 19, 2010, our Compensation Committee granted options to purchase shares of our Common Stock pursuant to the 2010 Omnibus Plan in the following amounts: Mr. Winterhalter, 450,000; Messrs. Flaherty, Golliher and Spinozzi, 175,000; and Mr. Roos, 82,000. These options vest ratably over a four- year period that began on October 19, 2010.

(10)
On October 19, 2010, our Compensation Committee granted 50,000 shares of time-based restricted stock to Mr. Winterhalter and 25,000 shares of time-based restricted stock to each of Messrs. Flaherty, Golliher and Spinozzi pursuant to the 2010 Omnibus Plan. The restrictions upon these awards lapse ratably over a five-year period that began on October 19, 2010.

(11)
On October 26, 2011, our Compensation Committee granted options to purchase shares of our Common Stock pursuant to the 2010 Omnibus Plan in the following amounts: Mr. Winterhalter, 332,000; Messrs. Flaherty, Golliher and Spinozzi, 107,312; and Mr. Roos, 50,228. These options vest ratably over a four-year period that began on October 26, 2011.

(12)
Calculated by reference to the closing price for shares of our Common Stock on the NYSE on September 28, 2012, which was $25.09.

 FISCAL 2012 OPTION EXERCISES AND STOCK VESTED TABLE

	Option Awards			Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)		Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)
Gary G. Winterhalter	N/A	N/A		50,000	985,200	(1)
Mark J. Flaherty	128,315	1,813,733	(2)	9,183	198,140	(2)
John R. Golliher	273,750	4,206,213	(3)	11,000	202,600	(3)
Michael G. Spinozzi	147,045	3,152,481	(4)	11,000	202,600	(4)
Raal H. Roos	177,429	3,258,734	(5)	N/A	N/A

(1)
Reflects the vesting of a portion of the restricted stock awards granted to Mr. Winterhalter. The value realized on vesting was computed based on the following:

Date of Award	Vesting Date	Number of Shares Vesting	Market Price at Vesting	Value Realized on Vesting
01/24/2007	1/23/2012	40,000	$20.14	$805,600
10/19/2010	10/18/2011	10,000	$17.96	$179,600
(2)
Reflects the exercise of a portion of the options granted to Mr. Flaherty. The value realized on vesting was computed based on the following:

Date of Award	Exercise Date	Number of Options Exercised	Market Price at Exercise	Exercise Price
10/24/2007	1/19/2012	6,012	$20.50	$8.80
07/23/2008	1/11/2012	7,907	$20.00	$7.42
10/22/2008	1/11/2012 - 1/27/2012	24,911	$19.76 - $20.75	$5.24
10/21/2009	1/11/2012	10,735	$20.00 - $20.01	$7.42
10/19/2010	1/11/2012 - 2/02/2012	43,750	$19.69 - $21.00	$11.39
07/23/2008	9/24/2012	15,000	$27.25	$7.42
10/22/2008	9/24/2012	20,000	$27.25	$5.24

  Reflects the vesting of a portion of the restricted stock awards granted to Mr. Flaherty. The value realized on vesting was computed based on the following::

Date of Award	Vesting Date	Number of Shares Vesting	Market Price at Vesting	Value Realized on Vesting
07/23/2008	7/22/2012	4,183	$25.90	$108,340
10/19/2010	10/18/2011	5,000	$17.96	$89,800

(3)
Reflects the exercise of a portion of the options granted to Mr. Golliher. The value realized on vesting was computed based on the following:

Date of Award	Exercise Date	Number of Options Exercised	Market Price at Exercise	Exercise Price
04/26/2007	07/09/2012 - 07/10/2012	155,000	$27.00 - $27.16	$9.66
10/24/2007	01/11/2012	38,750	$19.90 - $19.97	$8.80
10/22/2008	01/11/2012	38,750	$19.97 - $20.05	$5.24
10/21/2009	01/11/2012	41,250	$19.64 - $19.90	$7.42

  Reflects the vesting of a portion of the restricted stock awards granted to Mr. Golliher. The value realized on vesting was computed based on the following:

Date of Award	Vesting Date	Number of Shares Vesting	Market Price at Vesting	Value Realized on Vesting
10/24/2007	10/23/2011	6,000	$18.80	$112,800
10/19/2010	10/18/2011	5,000	$17.96	$89,800
(4)
Reflects the exercise of a portion of the options granted to Mr. Spinozzi. The value realized on vesting was computed based on the following:

Date of Award	Exercise Date	Number of Options Exercised	Market Price at Exercise	Exercise Price
05/30/2006	9/20/2012	3,545	$27.00	$2.00
10/22/2008	9/20/2012 - 9/24/2012	116,250	$27.00 - $27.04	$5.24
10/21/2009	9/24/2012	27,250	$27.00 - $27.03	$7.42

  Reflects the vesting of a portion of the restricted stock awards granted to Mr. Spinozzi. The value realized on vesting was computed based on the following:

Date of Award	Vesting Date	Number of Shares Vesting	Market Price at Vesting	Value Realized on Vesting
10/24/2007	10/23/2011	6,000	$18.80	$112,800
10/19/2010	10/18/2011	5,000	$17.96	$89,800
(5)
Reflects the exercise of a portion of the options granted to Mr. Roos. The value realized on vesting was computed based on the following:

Date of Award	Exercise Date	Number of Options Exercised	Market Price at Exercise	Exercise Price
10/24/2007	4/18/2012 - 4/20/12	74,929	$25.8500 - $25.91	$8.80
10/22/2008	4/16/2012	61,500	$25.2100 - $25.82	$5.24
10/21/2009	4/16/2012	41,000	$25.2100 - $25.84	$7.42

POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE IN CONTROL

Severance Agreements and Termination Agreement

Executive Officer Severance Agreements

We have severance agreements with certain of our executive officers, including each of our named executive officers. Each severance agreement provides that if, in the 24 months following a "change in control," which is defined in the severance agreements and described below, the executive's employment is terminated by us without "cause" or by the executive for "good reason," then the executive will be entitled to certain benefits. These benefits include (i) a cash payment equal to the executive's annual bonus, as determined in accordance with our annual incentive plan, pro-rated to reflect the portion of the year elapsed prior to the executive's termination, (ii) a lump-sum cash payment equal to a multiple of the executive's annual base salary at the time of termination plus a multiple of the average dollar amount of the executive's actual or annualized annual bonus in respect of the five fiscal years preceding termination (or, such portion thereof during which the executive performed services for us if he has been employed by us for less than the five year period), (iii) any accrued but unpaid salary and vacation pay, and (iv) continued medical and welfare benefits, on the same terms as prior to termination, for a period of 24 months following termination. If the executive's employment is terminated by us for "cause," by the executive for any reason other than "good reason," or as a result of the executive's death or disability, then the executive will be entitled to receive a cash amount equal to any accrued but unpaid salary and vacation pay. On October 29, 2012, Mr. Winterhalter's agreement was amended so that the Corporation's medical and dental insurance will remain available to him until his eligibility for Medicare in the event of his termination without cause or resignation for good reason or his retirement, with the Board's approval, within 24 months after a change in control.

        For purposes of the severance agreements, "change in control" generally includes:

  •
  the acquisition by any person, other than CDRS or its affiliates, of 20% or more of the voting power of our outstanding Common Stock;

  •
  a change in the majority of the incumbent Board of Directors;

  •
  certain reorganizations, mergers or consolidations of us involving a change of ownership of 50% or more of our common stock or sales of substantially all of our assets; or

  •
  stockholder approval of our complete liquidation or dissolution.

        The named executive officers who are parties to severance agreements with us, and their respective payment multiples, are set forth in the following table:

Executive Officer	Multiple
Gary G. Winterhalter	2.99
Mark J. Flaherty	1.99
John H. Golliher	1.99
Michael G. Spinozzi	1.99
Raal H. Roos	1.99

Chief Executive Officer Termination Agreement

        On June 19, 2006, Alberto-Culver and Sally Holdings, Inc. (now Sally Holdings LLC, an indirect subsidiary of Sally Beauty Holdings, Inc.) entered into a termination agreement with Mr. Winterhalter, which was amended on January 24, 2007. Mr. Winterhalter's termination agreement provides that, in the event that his employment is terminated by us without "cause" or by Mr. Winterhalter for "good reason," we will:

  •
  pay to Mr. Winterhalter a lump sum payment equal to two times his current salary plus two times the average dollar amount of his actual or annualized annual bonus, paid or payable, in respect of the five fiscal years immediately preceding the fiscal year in which the date of termination occurs;

  •
  pay for and provide to Mr. Winterhalter outplacement services with an outplacement firm of his choosing, provided that we are not to be responsible for such services to the extent they exceed $12,000 or are provided for more than one year following the date of termination; and

  •
  continue to provide Mr. Winterhalter with medical benefits for a period of 18 months, at active-employee rates. At the conclusion of the 18 month period, we will pay Mr. Winterhalter a lump sum cash payment in an amount equal to the monthly cost to us of such benefits times six, such that he will receive a total of 24 months of subsidized medical coverage. On October 29, 2012, Mr. Winterhalter's agreement was amended so that the Corporation's medical and dental insurance will remain available to him until his eligibility for Medicare in the event of his termination without cause or resignation for good reason or his retirement with the Board's approval.

Code Section 280G Cut-Back

        Pursuant to the terms of the severance agreements and Mr. Winterhalter's termination agreement, any payments to the executive under such agreements will be reduced so that the present value of such payments plus any other "parachute payments" as determined under Section 280G of the Internal Revenue Code will not, in the aggregate, exceed 2.99 times the executive's average taxable income from us over the five-year period ending prior to the year in which a change in control occurs. However, no such reduction will apply to payments that do not constitute "excess parachute payments" under Section 280G of the Internal Revenue Code.

Equity Awards

Alberto-Culver Employee Stock Option Plan of 2003

        Pursuant to the Alberto-Culver Employee Stock Option Plan of 2003, or the ACSOP, in the event of a change in control, as defined below, all outstanding options under the ACSOP will immediately become fully exercisable. Mr. Winterhalter is the only person who still holds unvested options granted under the ACSOP.

        For purposes of the ACSOP, the term "change in control" generally means the first to occur of:

  •
  the acquisition (other than directly from us) by any person, other than us, our subsidiaries, or our employee benefit plans, of both (i) 20% or more of the voting power of our outstanding Common Stock, and (ii) voting power of our outstanding Common Stock in excess of the voting power held by (a) Leonard H. Lavin and Bernice E. Lavin, whom we refer to together as the Lavins, (b) the descendants and spouses of the Lavins, (c) the estates of the Lavins and those of their descendants and spouses, (d) any trusts or similar arrangements for the benefit of either of the Lavins or their respective descendants and spouses, (e) the Lavin Family Foundation, and (f) any other charitable organizations established by either of the Lavins or their respective descendants and spouses.

  •
  a change in the majority of our incumbent directors;

  •
  certain mergers or consolidations involving us or certain sales of substantially all of our assets; and

  •
  stockholder approval of our complete liquidation or dissolution.

Certain Award Agreements with our Named Executive Officers

        The award agreements with respect to the options granted to Messrs. Winterhalter, Golliher, Spinozzi and Roos on December 4, 2006 under the ACSOP (all of which are currently vested) contain the following post-termination exercise provisions:

  •
  if the grantee's employment is terminated due to retirement, the options will remain exercisable until the earlier of 36 months and the expiration of the option term;

  •
  if the grantee's employment is terminated due to his death or disability, the options will remain exercisable until the earlier of 12 months and the expiration of the option term;

  •
  if the grantee's employment is terminated without "cause," as defined in the ACSOP, the options will remain exercisable until the earlier of 90 days and the expiration of the option term; and

  •
  if the grantee's employment is for any other reason, including termination for "cause" or due to voluntary termination, the options will remain exercisable until the earlier of 30 days (or 90 days if such termination follows a change in control) and the expiration of the option term.

    The award agreement with respect to the options granted to Mr. Winterhalter on October 21, 2009 under the ACSOP contain the following post-termination vesting and exercise provisions:

  •
  if his employment is terminated due to retirement, and unless he agrees to certain restricted covenants described below under "2007 Omnibus Plan," (i) the options that are exercisable as of the date of retirement will remain exercisable until the earlier of 12 months and the expiration of the option term, and (ii) any unvested options will be forfeited and cancelled as of the date of the termination. If Mr. Winterhalter agrees to such restrictive covenants, then, for the three-year period following his retirement, he will continue to vest in the portion of the options that were not vested and exercisable as of the date of his retirement and such options will remain exercisable until the earliest of (i) 60 days following the third anniversary of his retirement or the first anniversary of his death, (ii) his violation of the restricted covenants, or (iii) the expiration of the option term. Any unvested portion of the options will be forfeited and cancelled;

  •
  if his employment is terminated due to his death or disability, (i) the options will become immediately exercisable as to the number of shares previously vested and that would have vested as of the next vesting date after the date of termination and the options, to the extent so vested, will remain exercisable until the earlier of 12 months and the expiration of the option term, and (ii) any unvested portion of the options will be forfeited and cancelled as of the date of the termination;

  •
  if his employment is terminated without "cause," (i) the options that are exercisable as of the date of termination will remain exercisable until the earlier of 60 days and the expiration of the option term, and (ii) any unvested portion of the options will be forfeited and cancelled as of the date of the termination;

  •
  if his employment is for "cause" or due to voluntary termination without "good reason," the options will immediately terminate and be cancelled, whether or not vested; and

  •
  in the case of a change in control, the options will vest immediately unless they are assumed by the surviving company, as described below in the case of options granted under the 2007 Omnibus Plan.

2007 Omnibus Plan and 2010 Omnibus Plan

        Pursuant to the 2007 Omnibus Plan and the 2010 Omnibus Plan, collectively the Omnibus Plans, in the event of a change in control, as defined below, the Compensation Committee may determine that all outstanding awards will be honored or assumed, or new rights substituted therefor, by the surviving company; provided that any substitute award must (i) be based on shares of common stock that are traded on an established U.S. securities market; (ii) provide the participant substantially equivalent or more favorable terms and conditions than those applicable to the old award; (iii) have substantially equivalent economic value to the old award (determined at the time of the change in control); and (iv) provide that in the event that the participant is involuntarily terminated within two years after the change in control, or such other period specified by the Compensation Committee, the award will vest.

        If the Compensation Committee does not provide for substitute awards as described above or make another determination with respect to the treatment of awards, then, upon the occurrence of a change in control:

  •
  all outstanding options and stock appreciation rights will become exercisable immediately before the change in control;

  •
  all time-based vesting restrictions on restricted stock and restricted stock units will lapse immediately before the change in control;

  •
  shares of common stock underlying awards of restricted stock units and deferred stock units (other than performance awards) will be issued immediately before the change in control; and

  •
  with respect to performance awards, the performance period will end as of the change in control and the participant will earn a pro rata payout equal to the product of the target opportunity and the payout percentage that corresponds as closely as possible to the actual level of achievement of performance goals against target, measured as of the date of the change in control; or

  •
  at the Compensation Committee's discretion, each award will be canceled in exchange for an amount equal to a value determined in accordance with the Omnibus Plans, based on the change in control price.

        For purposes of the Omnibus Plans, the term "change in control" generally means the first to occur of:

  •
  the acquisition by any person, other than us, our subsidiaries, our employee benefit plans, or a certain designated fund or its affiliates, of 50% or more of the voting power of our outstanding Common Stock;

  •
  a change in the majority of our incumbent directors within any 24 month period;

  •
  certain mergers or consolidations involving a change in ownership of 50% or more of our Common Stock or the sale of substantially all of our assets; or

  •
  stockholder approval of our liquidation or dissolution.

        Pursuant to the Omnibus Plans, if the grantee's employment terminated:

  •
  for "cause," (i) all of his or her options (both vested and unvested) will be forfeited and cancelled, and (ii) any outstanding shares of restricted stock, restricted stock units or performance awards will be forfeited and cancelled as of the date of such termination;

  •
  due to the grantee's death or disability, (i) his or her options will become immediately exercisable as to the number of shares previously vested and that would have vested as of the next vesting date after the date of termination, and the options, to the extent so vested, will remain exercisable until the 12 month anniversary of the date of termination , (ii) any of his or her option shares that are not so vested will be forfeited and cancelled as of the date of the termination, (iii) his or her restricted stock or restricted stock units will vest as to the number of shares that would have vested as of the next vesting date after the date of termination, (iv) any shares of restricted stock or restricted stock units that are not so vested will be forfeited and cancelled as of the date of the termination, and (v) the payout opportunities attainable under all of his or her outstanding performance-based awards will vest based on actual performance through the end of the performance period, and the awards will payout on a pro-rata basis, based on the time elapsed prior to the date of termination;

  •
  due to the grantee's retirement (as defined in the Omnibus Plans), and unless the grantee agrees to certain restricted covenants described below, (i) any options that are exercisable as of the date of retirement will remain exercisable until the earlier of 12 months and the expiration of the option term, (ii) any unvested options will be forfeited and cancelled as of the date of the termination, and (iii) any outstanding shares of restricted stock, restricted stock units or performance awards will be forfeited and cancelled as of the date of such termination; or

  •
  for any reason other than as described above, (i) any options that are exercisable as of the date of termination will remain exercisable until the earlier of 60 days and the expiration of the option term, (ii) any unvested options will be forfeited and cancelled as of the date of the termination; and (iii) any outstanding shares of restricted stock, restricted stock units or performance awards will be forfeited and cancelled as of the date of such termination.

        The Omnibus Plans contain certain restrictive covenants, including non-competition, non-solicitation, non-disclosure and non-disparagement covenants, that apply to the holder of an option during the term of his or her employment, any post-termination exercise period, and the one-year period following the expiration of any post-termination exercise period. If an option holder violates any of these covenants, then any options, to the extent unexercised, will automatically terminate and be cancelled upon the first date of the violation and, in the case of the termination of the grantee's employment for "cause," he or she will remit to us in cash, to the extent applicable, the excess of (A) the greater of the closing price for shares of our Common Stock on (i) the date of exercise and (ii) the date of sale of the shares of Common Stock underlying the options, over (B) the exercise price, multiplied by the number of shares of Common Stock subject to the options (without reduction for any shares of Common Stock surrendered or attested to) the grantee realized from exercising all or a portion of the options within the period commencing six months prior to the termination of his or her employment and ending on the one-year date. This provision does not apply to the restricted stock or restricted stock unit awards made under the Omnibus Plans.

        In addition, the Omnibus Plans provide that, in the event that the grantee's service with us is terminated as a result of the grantee's retirement (as defined in the Omnibus Plans) and the grantee agrees to be bound for a three-year period by certain restrictive covenants, including non-competition, non-solicitation, non-disclosure and non-disparagement covenants, then (i) the payout opportunities attainable under all of the grantee's outstanding performance-based awards will vest based on actual performance through the end of the performance period, and the awards will payout on a pro-rata basis, based on the time elapsed prior to the date of retirement, and (ii) for the three-year period following the grantee's retirement, (ii) the grantee's outstanding restricted stock and restricted stock units will continue to vest, and (iii) the grantee will continue to vest in the portion of the options that were not vested and exercisable as of the date of his or her retirement, as if the grantee's service had not terminated. If the grantee violates any of the restrictive covenants during the three-year period, all outstanding options (whether or not vested) and all unvested restricted stock, restricted stock units or performance awards then held by the grantee will be immediately forfeited and cancelled as of the date of such violation.

Potential Realization Value of Equity Awards upon a Change in Control without Termination

        Under the ACSOP, the 2007 Omnibus Plan and the 2010 Omnibus Plan, in the event of a change in control, the vesting of outstanding awards may be accelerated regardless of whether the employment of the holder of such an award is terminated in connection therewith. The following table shows the potential realizable value of outstanding awards granted to our named executive officers pursuant to the ACSOP, the 2007 Omnibus Plan and the 2010 Omnibus Plan, assuming that:

  •
  an event which has constituted a change in control under each of the ACSOP, the 2007 Omnibus Plan and the 2010 Omnibus Plan, each as described above, was consummated on September 28, 2012, the last business day of fiscal year 2012;

  •
  with respect to options awarded pursuant to the ACSOP, the change in control involved a transaction pursuant to which our stockholders received consideration other than registered stock;

  •
  with respect to outstanding options awarded pursuant to the 2007 Omnibus Plan or the 2010 Omnibus Plan, that the Compensation Committee did not exercise its discretion to cancel the options in exchange for a cash payment based upon the difference between the price per share offered in connection with the change in control and the exercise price;

  •
  with respect to outstanding awards granted pursuant to the 2007 Omnibus Plan or the 2010 Omnibus Plan, that the Compensation Committee did not provide for substitute awards or make another determination with respect to the treatment of awards;

  •
  each named executive officer exercised all previously unexercisable options only to the extent that the exercise price of such options did not equal or exceed the closing price for shares of our Common Stock on the NYSE on September 28, 2012; and

  •
  each named executive officer sold the shares of our Common Stock underlying his or her previously unvested shares of restricted stock at the closing price for shares of our Common Stock on the NYSE on September 28, 2012.

Name	Amount Payable($)(1)

Gary G. Winterhalter	$13,788,385

Mark J. Flaherty	$4,914,620

John H. Golliher	$5,308,423

Michael G. Spinozzi	$5,308,423

Raal H. Roos	$2,269,286

(1)
Calculated in accordance with SEC rules by reference to the closing price for our Common Stock on the NYSE on September 28, 2012, which was $25.09.

Potential Payments upon Termination or Change in Control

        The following table provides the estimated payments that would be made to our named executive officers under their severance agreements and, with respect to Mr. Winterhalter, his termination agreement, as well as the amounts our named executive officers would receive upon the exercise and sale of certain equity awards that were accelerated in connection with employment termination, assuming that:

  •
  each named executive officer's employment with us was terminated on September 28, 2012, the last business day of our fiscal year 2012;

  •
  with respect to the columns in the following table that reflect amounts that would have been received based on a termination of employment in connection with a change in control, the named executive officer's employment with us was terminated in connection with an event that constituted a change in control under any agreement or plan described above;

  •
  the base salary earned by each named executive officer for his services to us through September 28, 2012 has been fully paid;

  •
  with respect to options awarded pursuant to the ACSOP, the change in control involved a transaction pursuant to which our stockholders received consideration other than registered stock;

  •
  with respect to options awarded pursuant to the 2007 Omnibus Plan or the 2010 Omnibus Plan, the Compensation Committee did not exercise its discretion to cancel the options in exchange for a cash payment based upon the difference between the price per share offered in connection with the change in control and the exercise price;

  •
  with respect to awards granted pursuant to the 2007 Omnibus Plan or the 2010 Omnibus Plan, the Compensation Committee did not provide for substitute awards or make another determination with respect to the treatment of awards;

  •
  each named executive officer exercised all options that were accelerated by virtue of his termination at the closing price for shares of our Common Stock on the NYSE on September 28, 2012, which was $25.09, but only to the extent that the exercise price of such options did not equal or exceed $25.09; and

  •
  each named executive officer sold the shares of restricted stock with respect to which vesting was accelerated by virtue of his termination at the closing price for shares of our Common Stock on the NYSE on September 28, 2012, which was $25.09.

        In addition, the amounts presented in the following table do not reflect amounts the named executive officer earned or accrued prior to termination, such as such officer's previously vested options and restricted stock. For information about these previously earned and accrued amounts, see the "Fiscal Year 2012 Summary Compensation Table," "Outstanding Equity Awards at 2012 Fiscal Year End Table," and "Option Exercises and Stock Vested In Fiscal Year 2012," located elsewhere in this Proxy Statement.

Potential Payments Upon Termination or Change in Control Table for Fiscal 2012

			No Change in Control Voluntary Termination
							Change in Control Termination w/o Cause or for Good Reason	Change in Control Termination w/ Cause or w/o Good Reason
					No Change in Control Termination Due to Death	No Change in Control Termination Due to Disability
		No Change in Control Termination w/o Cause
Name and Principal Position	Benefit Description		w/ Good Reason	w/o Good Reason
Gary G. Winterhalter	Prorata bonus(1)	0	0	0	0	0	1,351,197	0
President & Chief	Severance pay(2)	1,924,000	1,924,000	0	0	1,924,000	2,876,380	0
Executive Officer	Bonus payment(3)	1,946,606	1,946,606	0	0	1,946,606	2,910,176	0
	Stock option vesting(4)	0	0	0	6,250,290	6,250,290	12,784,785	12,784,785
	Restricted stock vesting(5)	0	0	0	250,900	250,900	1,003,600	1,003,600
	Health care benefits continuation(6)	14,418	14,418	0	0	14,418	22,848	0
	Health care benefits lump sum value(7)	4,806	4,806	0	0	4,806	0	0
	Accrued vacation(8)	46,805	46,805	46,805	46,805	0	46,805	46,805
	Exec Outplacement	12,000	12,000	0	0	12,000	0	0
	TOTAL VALUE	3,948,635	3,948,635	46,805	6,547,995	10,403,020	20,995,791	13,835,190
Mark J. Flaherty	Prorata bonus(1)	0	0	0	0	0	372,492	0
Senior Vice President,	Severance pay(2)	0	0	0	0	0	879,580	0
Chief Financial Officer	Bonus payment(3)	0	0	0	0	0	526,397	0
	Stock option vesting(4)	0	0	0	1,993,606	1,993,606	4,298,736	4,298,736
	Restricted stock vesting(5)	0	0	0	239,534	239,534	615,884	615,884
	Health care benefits continuation(6)	0	0	0	0	0	28,752	0
	Health care benefits lump sum value(7)	0	0	0	0	0	0	0
	Accrued vacation (8)	22,079	22,079	22,079	22,079	0	22,079	22,079
	Exec Outplacement	0	0	0	0	0	0	0
	TOTAL VALUE	22,079	22,079	22,079	2,255,219	2,233,140	6,743,920	4,936,699
John R. Golliher	Prorata bonus(1)	0	0	0	0	0	507,147	0
President, Beauty	Severance pay(2)	0	0	0	0	0	879,580	0
Systems Group	Bonus payment(3)	0	0	0	0	0	648,993	0
	Stock option vesting(4)	0	0	0	2,255,200	2,255,200	4,656,083	4,656,083
	Restricted stock vesting(5)	0	0	0	275,990	275,990	652,340	652,340
	Health care benefits continuation(6)	0	0	0	0	0	28,752	0
	Health care benefits lump sum value(7)	0	0	0	0	0	0	0
	Accrued vacation(8)	24,880	24,880	24,880	24,880	0	24,880	24,880
	Exec Outplacement	0	0	0	0	0	0	0
	TOTAL VALUE	24,880	24,880	24,880	2,556,070	2,531,190	7,397,775	5,333,303
Mike G. Spinozzi	Prorata bonus(1)	0	0	0	0	0	371,550	0
President, Sally Beauty	Severance pay(2)	0	0	0	0	0	931,320	0
Supply	Bonus payment(3)	0	0	0	0	0	661,215	0
	Stock option vesting(4)	0	0	0	2,255,200	2,255,200	4,656,083	4,656,083
	Restricted stock vesting(5)	0	0	0	275,990	275,990	652,340	652,340
	Health care benefits continuation(6)	0	0	0	0	0	28,848	0
	Health care benefits lump sum value(7)	0	0	0	0	0	0	0
	Accrued vacation(8)	21,528	21,528	21,528	21,528	0	21,528	21,528
	Exec Outplacement	0	0	0	0	0	0	0
	TOTAL VALUE	21,528	21,528	21,528	2,552,718	2,531,190	7,322,884	5,329,951
Raal H. Roos	Prorata bonus(1)	0	0	0	0	0	268,370	0
Senior Vice President,	Severance pay(2)	0	0	0	0	0	633,357	0
General Counsel	Bonus payment(3)	0	0	0	0	0	358,443	0
and Corporate	Stock option vesting(4)	0	0	0	1,123,845	1,123,845	2,269,286	2,269,286
Secretary(9)	Restricted stock vesting(5)	0	0	0	0	0	0	0
	Health care benefits continuation(6)	0	0	0	0	0	21,744	0
	Health care benefits lump sum value(7)	0	0	0	0	0	0	0
	Accrued vacation(8)	35,109	35,109	35,109	35,109	0	35,109	35,109
	Exec Outplacement	0	0	0	0	0	0	0
	TOTAL VALUE	35,109	35,109	35,109	1,158,954	1,123,845	3,586,309	2,304,395

(1)
Based on the annual bonus earned for fiscal year 2012.

(2)
Reflects, as an element of severance, the applicable multiple of the executive's annual base salary.

(3)
Reflects, as an element of severance, the applicable multiple of the executive's annual bonus. The amount reflected in the table is based on the following: (i) for Messrs. Winterhalter, Golliher, Spinozzi and Roos, the average annual bonus that the executive received in the five fiscal years prior to fiscal 2012; and (ii) for Mr. Flaherty, the bonus he received for fiscal years 2008, 2009, 2010 and 2011 (due to the fact he commenced employment with us in October 2007 and, therefore, has only received four prior bonus payments).

(4)
Reflects the difference between the closing price for shares of our Common Stock on the NYSE on September 28, 2012, the last trading day of our 2012 fiscal year ($25.09) and the exercise price of the unvested stock options held by our named executive officers. The unvested stock options were awarded under the ACSOP, the 2007 Omnibus Plan, and the 2010 Omnibus Plan.

(5)
Reflects the value of restricted stock, calculated by multiplying the number of shares of restricted stock by the closing the price for shares of our Common Stock on the NYSE on September 28, 2012, the last trading day of our 2012 fiscal year ($25.09).

(6)
Reflects the cost of continued medical and welfare benefits, based on (i) our portion of the projected cost of the benefits (the executive pays the employee cost for such coverage), (ii) the level of medical coverage selected by the executive (employee only, employee plus one, or family) and (iii) the level of life insurance and disability coverage (which is a function of salary up to the limits of the applicable benefit). On October 29, 2012, Mr. Winterhalter's Termination and Severance Agreements were amended so that the Corporation's medical and dental insurance will remain available to him until his eligibility for Medicare, in the event of his termination without cause or resignation for good reason or his retirement with the Board's approval.

(7)
Reflects the full cost to us of the lump sum payment, based on the level of medical coverage selected by Mr. Winterhalter (employee only, employee plus one, or family). On October 29, 2012, Mr. Winterhalter's Termination and Severance Agreements were amended so that the Corporation's medical and dental insurance will remain available to him until his eligibility for Medicare, in the event of his termination without cause or resignation for good reason or his retirement with the Board's approval.

(8)
Based on the number of accrued vacation hours available for the executive as of September 30, 2012, multiplied by the equivalent hourly rate for the executive's base salary.

(9)
The table reflects amounts that Mr. Roos would have received pursuant to his Severance Agreement, assuming he had terminated employment pursuant to the conditions thereof on September 28, 2012. Mr. Roos will retire from the Corporation on December 21, 2012, and, in connection with such retirement, his Severance Agreement will expire and he will not be entitled to any benefits thereunder. However, in connection with his retirement, the Corporation and Mr. Roos entered into a release and separation agreement, pursuant to which he will receive the following payments and benefits: (i) a severance payment of $424,360, (ii) an additional payment of $39,732, which represents the cost of 53 months of continued participation in the group medical benefits to which he and/or his eligible dependents would be entitled under COBRA, less the amount he would have paid for such coverage active employee rates, (iii) a payment equivalent to 25% of the award that would have been paid to him under the 2013 AIP, if any, assuming achievement of applicable performance objectives, and (iv) a payment equivalent to his earned but unused vacation pay. In addition, Mr. Roos is eligible for the option exercise period extension benefits of the 2007 Omnibus Plan and 2010 Omnibus Plan (as described above), and the Corporation has extended the same post-retirement exercise period to his vested stock options granted under the 2003 ACSOP.

Executive Officer Indemnification Agreement

        Each member of the Board, including Mr. Winterhalter, has been provided with an indemnification agreement. Please see "Director Indemnification Agreements" earlier in this Proxy Statement for a description of these arrangements.

EXECUTIVE OFFICERS OF THE REGISTRANT

        The executive officers of Sally Beauty Holdings, Inc., their ages (as of November 15, 2012), and their positions for at least the last five years are as follows:

        Gary G. Winterhalter, 60, has been our Chairman of the Board since August 2012 and our President and Chief Executive Officer and a member of our Board since November 2006. From May 2005 to our separation from Alberto-Culver, Mr. Winterhalter served as the President of Sally Holdings. From January 2004 to May 2005, Mr. Winterhalter served as President, Sally Beauty Supply/BSG North America, and from January 1996 to January 2004, he served as President of Sally USA. Mr. Winterhalter also served in other operating positions with Alberto-Culver between 1987 and 1996.

        Mark J. Flaherty, 49, has been our Senior Vice President and Chief Financial Officer since June 2008. Mr. Flaherty served as the Acting Chief Financial Officer of the Corporation from April to June 2008 and as the Vice President, Chief Accounting Officer and Controller from October of 2007 to April of 2008. Prior to joining the Corporation, Mr. Flaherty served as the Chief Financial Officer of Tandy Brands Accessories, Inc. from August 2002 to October 2007, as its Treasurer from October 2002 to October 2007, and as its Assistant Secretary from October 2003 to October 2007. Mr. Flaherty previously served as Tandy Brands' Corporate Controller from June 1997 through August 2002. From 1991 to June 1997, Mr. Flaherty held the positions of Divisional Controller and Assistant Corporate Controller of various companies in the real estate and staffing industries. Prior to 1991, Mr. Flaherty was employed in the audit practice at the accounting firm formerly known as Coopers & Lybrand. Mr. Flaherty is a certified public accountant.

        John R. Golliher, 60, has been the President of Beauty Systems Group LLC since November 2006. From July 2006 until our separation from Alberto-Culver, Mr. Golliher served as President of Beauty Systems Group. From December 2003 to July 2006, Mr. Golliher served as Vice President and General Manager for the West Coast Beauty Systems division of Beauty Systems Group. From October 2001 to December 2003, Mr. Golliher served as Vice President of Full Service Sales, Beauty Systems Group East.

        Matthew O. Haltom, 41, has been our Senior Vice President, General Counsel and Secretary since November 2012. Mr. Haltom has served in several positions with the Corporation since November 2006, including as Vice President, Deputy General Counsel and Assistant Secretary from January 2010 to November 2012 and Associate General Counsel from 2006 to 2010. Mr. Haltom previously served as chief securities counsel for two other publicly-traded companies. Mr. Haltom has a B.A. and an M.A. in Government from the University of Texas at Austin and a J.D. from Georgetown University Law Center.

        Michael G. Spinozzi, 53, has been the President of Sally Beauty Supply LLC since November 2006. From May 2006 until our separation from Alberto-Culver, Mr. Spinozzi served as President of Sally Beauty Supply. From March 2001 to February 2006, Mr. Spinozzi served in several capacities at Borders Group, Inc., an operator of books, music and movie superstores and mall-based bookstores, most recently as Executive Vice President.

        Janna Minton, 61, has been our Vice President, Chief Accounting Officer and Controller since August 2008. Ms. Minton served as the Principal Accounting Officer and Controller of Tandy Brands Accessories, Inc., a designer, manufacturer and marketer of leather goods, from October 2007 to August 2008, as their Corporate Controller from August 2002 to October 2007 and as their Corporate Accounting Manager from December 1999 to August 2002. From 1993 to December 1999, Ms. Minton held the position of Accounting Manager for a manufacturer located in Arlington, Texas and a real estate management company located in Dallas, Texas. Ms. Minton is a certified public accountant.

OWNERSHIP OF SECURITIES

Securities Owned by Directors, Executive Officers and Certain Beneficial Owners

        The following table sets forth certain information regarding the beneficial ownership, as of November 23, 2012, of: (i) our Common Stock by each person believed by us (based upon their Schedule 13D or 13G filings with the SEC), to beneficially own more than 5% of the total number of outstanding shares; and (ii) our Common Stock by each current director (including director nominees) or executive officer and of all the current directors (including director nominees) and executive officers as a group. The number of shares beneficially owned by each person or group as of November 23, 2012, includes shares of Common Stock that such person or group had the right to acquire on or within 60 days after November 23, 2012, including upon the exercise of options. The total number of outstanding shares on which the percentages of share ownership in the table are based is 179,109,496. All such information is estimated and subject to change. Each outstanding share of Common Stock entitles its holder to one vote on all matters submitted to a vote of our stockholders. Except as specified below, the business address of the persons listed is our headquarters, 3001 Colorado Boulevard, Denton, Texas 76210.

        Ownership of our Common Stock is shown in terms of "beneficial ownership." Amounts and percentages of Common Stock beneficially owned are reported on the basis of regulations of the SEC governing the determination of beneficial ownership of securities. Under the rules of the SEC, a person is deemed to be a "beneficial owner" of a security if that person has or shares "voting power," which includes the power to vote or to direct the voting of such security, or "investment power," which includes the power to dispose of or to direct the disposition of such security. A person is also deemed to be a beneficial owner of any securities of which he has a right to acquire beneficial ownership within 60 days. More than one person may be considered to beneficially own the same shares. In the table below, unless otherwise noted, a person has sole voting and dispositive power for those shares shown as beneficially owned by such person.

Name of Beneficial Owner	Amount and Nature of Beneficial Ownership of Common Stock(1)		Percent of Class(2)
Gary G. Winterhalter	3,219,880	(3)	1.78%
Mark J. Flaherty	227,784	(4)	*
John R. Golliher	253,325	(5)	*
Matthew O. Haltom	36,710	(6)	*
Janna Minton	101,828	(7)	*
Michael G. Spinozzi	744,799	(8)	*
Kathleen J. Affeldt	67,534	(9)	*
Christian A. Brickman	0		*
Marshall E. Eisenberg	192,534	(10)	*
Robert R. McMaster	103,534	(11)	*
Walter L. Metcalfe, Jr.	102,534	(12)	*
John A. Miller	282,540	(13)	*
Martha J. Miller	67,534	(14)	*
Edward W. Rabin	184,834	(15)	*
All directors and executive officers as a group (14 persons)	5,585,370	(16)	2.87%
FMR LLC 82 Devonshire Street Boston, Massachusetts 02109	18,417,260	(17)	10.28%
Scout Capital Management LLC 640 Fifth Avenue, 22nd Floor New York, New York 10019	10,986,862	(18)	6.13%

(1)
Except as otherwise noted, the directors and named executive officers, and all directors and executive officers as a group, have sole voting power and sole investment power over the shares listed.

(2)
An asterisk indicates that the percentage of Common Stock projected to be beneficially owned by the named individual does not exceed one percent of our Common Stock.

(3)
Includes 545,561 shares of Common Stock, 76,150 shares of restricted Common Stock, 2,669 shares held as a participant in the Sally Beauty Holdings, Inc. 401(k) and Profit Sharing Plan, and 2,595,500 shares subject to stock options exercisable currently or within 60 days.

(4)
Includes 10,921 shares of Common Stock, 34,447 shares of restricted Common Stock and 182,416 shares subject to stock options exercisable currently or within 60 days.

(5)
Includes 28,009 shares of Common Stock, 29,900 shares of restricted Common Stock, 1,088 shares held as a participant in the Sally Beauty Holdings, Inc. 401(k) and Profit Sharing Plan, and 194,328 shares subject to stock options exercisable currently or within 60 days.

(6)
Includes 4,414 shares of Common Stock, 14,155 shares of restricted Common Stock and 18,141 shares subject to stock options exercisable currently or within 60 days.

(7)
Includes 11,207 shares of Common Stock, 6,480 shares of restricted Common Stock and 84,141 shares subject to stock options exercisable currently or within 60 days.

(8)
Includes 40,321 shares of Common Stock, 29,900 shares of restricted Common Stock and 674,578 shares subject to stock options exercisable currently or within 60 days.

(9)
Includes 19,055 shares subject to stock options exercisable currently or within 60 days and 48,479 vested restricted stock units.

(10)
Includes 100,000 shares of Common Stock, 25,000 shares of Common Stock held by the Eisenberg Family Investors, a family partnership, 19,055 shares subject to stock options exercisable currently or within 60 days and 48,479 vested restricted stock units.

(11)
Includes 55,055 shares of Common Stock, 19,055 shares subject to stock options exercisable currently or within 60 days and 48,479 vested restricted stock units.

(12)
Includes 35,000 shares of Common Stock, 19,055 shares subject to stock options exercisable currently or within 60 days and 48,479 vested restricted stock units.

(13)
Includes 225,061 shares of Common Stock, 6,000 shares held as a custodian for minor children, 3,000 shares held by his child in joint tenancy with right of survivorship and 48,479 vested restricted stock units.

(14)
Includes 19,055 shares subject to stock options exercisable currently or within 60 days and 48,479 vested restricted stock units.

(15)
Includes 105,000 shares of Common Stock held by such person as trustee of trust for benefit of himself, 12,300 shares of Common Stock held by wife, 19,055 shares subject to stock options exercisable currently or within 60 days and 48,479 vested restricted stock units.

(16)
Includes 1,203,849 shares of Common Stock, 191,032 shares of restricted Common Stock, 3,757 shares held as participants in the Sally Beauty Holdings, Inc. 401(k) and Profit Sharing Plan, 3,844,379 shares subject to stock options exercisable currently or within 60 days and 339,353 vested restricted stock units. Such persons have shared voting and investment power with respect to 3,000 shares.

(17)
Based solely on information provided on that certain Schedule 13G (Amendment No. 5) dated February 13, 2012, which reflects sole voting power with respect to 2,819,960 shares and shared voting power with respect to 0 shares, sole dispositive power with respect to 18,417,260 shares and shared dispositive power with respect to 0 shares beneficially owned by FMR LLC; FMR LLC filed as a parent holding company in accordance with Section 240.13d-1(b)(ii)(G).

(18)
Based solely on information provided on that certain Schedule 13G dated February 17, 2012, which reflects sole voting power with respect to 0 shares and shared voting power with respect to 10,986,862 shares, sole dispositive power with respect to 0 shares and shared dispositive power with respect to 10,986,862 shares beneficially owned by Scout Capital management, L.L.C., a Delaware limited liability company, which serves as investment manager to two Delaware limited partnerships and two Cayman Island exempted companies (collectively, the "Funds"), with respect to the shares of Common Stock directly owned by the Funds; Adam Weiss, with respect to the shares of Common Stock directly owned by the Funds; and James Crichton, with respect to the shares of Common Stock directly owned by the Funds.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

        Section 16(a) of the Exchange Act requires our directors and executive officers, and certain persons who own more than ten percent of a registered class of our equity securities, to file with the SEC initial reports of ownership and reports of changes in ownership of Common Stock and other security interests of Sally Beauty Holdings, Inc. Directors, executive officers, and greater than ten percent stockholders are required by the regulations of the SEC to furnish us with copies of all Section 16(a) forms they file.

        To our knowledge, based solely on a review of the copies of such reports furnished to us and written representations that no other reports were required during the fiscal year ended September 30, 2012, we believe all of our directors and officers complied with all Section 16(a) filing requirements during fiscal 2012; except that Mr. Winterhalter filed a late Form 5 for fiscal year 2012 in which he reported a total of seven exempt transactions that should have been reported on Form 5 for fiscal years 2008-2012. Each of these transactions was a transfer by gift from Mr. Winterhalter to a family trust for the benefit of his children, which he had not realized were reportable transactions. The Form 5 report also corrected an error in which 15,000 shares purchased by the family trust on February 18, 2009 were initially reported as having been purchased by Mr. Winterhalter directly.

REPORT OF THE AUDIT COMMITTEE

        The Audit Committee serves an independent oversight role by consulting with and providing guidance to management and the external auditors on matters such as accounting, audits, compliance, controls, disclosure, finance and risk management. The Board of Directors has affirmatively determined that all Audit Committee members are "independent" (within the meaning of the applicable rules of the NYSE and the SEC) and financially literate. The Board of Directors has designated Robert R. McMaster, the Chairman of the Audit Committee, Marshall E. Eisenberg and John A. Miller as audit committee financial experts under the SEC's guidelines.

        The Audit Committee's purposes and responsibilities are described in its charter, available on the corporate governance section of the Corporation's website at www.sallybeautyholdings.com and in print, without charge, upon written request to our Vice President of Investor Relations. They include (a) assisting the Board of Directors in its oversight of the integrity of the Corporation's financial statements and financial reporting processes, overseeing compliance with legal and regulatory requirements, reviewing the external auditors' qualifications and independence (including auditor rotation), and reviewing the performance of the Corporation's internal audit function; (b) deciding whether to appoint, retain or terminate the Corporation's independent auditors and to pre-approve all audit, audit-related, tax and other services, if any, to be provided by the independent auditors; and (c) preparing this report. The Audit Committee members do not act as accountants or auditors for the Corporation. Management is responsible for the Corporation's financial statements and the financial reporting process, including the implementation and maintenance of effective internal control over financial reporting. The external auditors are responsible for expressing an opinion on the conformity of those audited financial statements with U.S. generally accepted accounting principles. The external auditors have free access to the Audit Committee to discuss any matters they deem appropriate.

        The Audit Committee recognizes the importance of maintaining the independence of the Corporation's independent auditor, both in fact and appearance. Consistent with its charter, the Audit

Committee has evaluated KPMG's qualifications, performance, and independence, including that of the lead audit partner. As part of its auditor engagement process, the Audit Committee considers whether to rotate the independent audit firm. The Audit Committee has established in its Charter a policy pursuant to which all services, audit and non-audit, provided by the independent auditor must be pre-approved by the Audit Committee or its designee. The Corporation's pre-approval policy is more fully described in this Proxy Statement under the caption "Proposal 2 — Ratification of Selection of Auditors." The Audit Committee has concluded that provision of the non-audit services described in that section is compatible with maintaining the independence of KPMG. In this context, the Audit Committee has reviewed and discussed, with management and the external auditors, the Corporation's audited financial statements for the year ended September 30, 2012. The Audit Committee has discussed with the external auditors the matters required to be discussed by Statement on Auditing Standards (SAS) No. 114, Communication with Audit Committees, as amended. In addition, the Audit Committee has received the written disclosures and the letter from the independent accountant required by applicable requirements of the Public Company Accounting Oversight Board regarding the independent accountant's communications with the Audit Committee concerning independence, and has discussed with the independent accountant the independent accountant's independence from the Corporation and its management. The Audit Committee has considered whether the external auditors' provision of non-audit services to the Corporation is compatible with the auditors' independence.

        Following the reviews and discussions referred to above, the Audit Committee recommended to the Board of Directors that the audited financial statements be included in the Corporation's Annual Report on Form 10-K for the year ended September 30, 2012, for filing with the Securities and Exchange Commission.

Submitted by the Audit Committee: Robert R. McMaster (Chair) Marshall E. Eisenberg Walter L. Metcalfe, Jr. John A. Miller

 PROPOSAL 2 — RATIFICATION OF SELECTION OF AUDITORS

        Based upon the recommendation of the Audit Committee, the Board of Directors has selected KPMG LLP, which we refer to as KPMG, to serve as our independent registered public accounting firm for the year ending September 30, 2013. Although we are not required to seek stockholder ratification of this appointment, the Audit Committee and the Board believe it to be a matter of good corporate governance to do so. Representatives of KPMG will be present at the annual meeting, will have the opportunity to make a statement, if they desire to do so, and will be available to answer appropriate questions.

Fees Paid to KPMG

        The fees billed by KPMG with respect to the years ended September 30, 2011 and September 30, 2012 were as follows:

	Year Ended September 30, 2012	Year Ended September 30, 2011
Audit Fees(1)	$2,027,852	$1,958,619
Audit-Related Fees(2)	$607,430	$201,854
Tax Fees(3)	$1,415,440	$978,323
All Other Fees	—	—

Total Fees(4)	$4,050,722	$3,138,796

(1)
Aggregate fees billed for professional services for the audit of annual financial statements as well as accounting and reporting advisory services related to regulatory filings and acquisition activities.

(2)
Audit-related fees consist of fees for audits of the Corporation's employee benefit plans.

(3)
Tax fees consist of fees for tax consultation and tax compliance services.

(4)
The Audit Committee pre-approved all fees.

        The Audit Committee has reviewed the non-audit services provided by KPMG and determined that the provision of these services during fiscal 2012 is compatible with maintaining KPMG's independence.

        Pre-Approval Policy.     Our Audit Committee (or its designee, as described below) approved all audit and permissible non-audit fees during fiscal year 2012. The Audit Committee has the sole and direct authority to engage, appoint and replace our independent auditors. In addition, the Audit Committee has established an Audit and Non-Audit Services Pre-Approval Policy, whereby every engagement of KPMG to perform audit or permissible non-audit services on behalf of us or any of our subsidiaries requires pre-approval from the Audit Committee or its designee before KPMG is engaged to provide those services. Pursuant to that policy, we expect that on an annual basis, the Audit Committee will review and provide pre-approval for certain types of services that may be rendered by the independent auditors, together with a budget for the applicable fiscal year. The pre-approval policy also requires the pre-approval of any fees that are in excess of the amount budgeted by the Audit Committee. The pre-approval policy contains a provision delegating limited pre-approval authority to the chairman of the Audit Committee in instances when pre-approval is needed prior to a scheduled Audit Committee meeting. The chairman of the Audit Committee would be required to report on such pre-approvals at the next scheduled Audit Committee meeting. As a result, the Audit Committee or its designee has approved 100% of all services performed by KPMG on behalf of us or any of our subsidiaries subsequent to November 16, 2006, the date we became a public company.

        If the stockholders do not ratify the selection of KPMG, the selection of independent auditors will be reconsidered by the Audit Committee of the Board of Directors.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" APPROVAL OF PROPOSAL 2.

PROPOSAL 3 — STOCKHOLDER PROPOSAL TO REPEAL CLASSIFIED BOARD*

        The Pension Reserves Investment Management Board, on behalf of the Pension Reserves Investment Trust Fund, 84 State Street, Second Floor, Boston, Massachusetts 02109, has submitted a proposal for consideration at the annual meeting. The Pension Reserves Investment Management Board owned, as of August 7, 2013, 117,577 shares, or less than 0.07%, of our Common Stock. Set forth below is the proposal and a supporting statement exactly as submitted by the stockholder proponent, followed by the Board's statement in opposition and voting recommendation. All statements in the proposal and the supporting statement are the sole responsibility of the proponent.

 Proposal to Repeal Classified Board

        RESOLVED, that shareholders of Sally Beauty Holdings, Inc. urge the Board of Directors to take all necessary steps (other than any steps that must be taken by shareholders) to eliminate the classification of the Board of Directors and to require that all directors elected at or after the annual meeting held in 2014 be elected on an annual basis. Implementation of this proposal should not prevent any director elected prior to the annual meeting held in 2014 from completing the term for which such director was elected.

Supporting Statement

        This resolution was submitted on behalf of the Pension Reserves Investment Trust Fund by its trustee, the Pension Reserves Investment Management Board. The Shareholder Rights Project represented and advised the Pension Reserves Investment Management Board in connection with this resolution.

        The resolution urges the board of directors to facilitate a declassification of the board. Such a change would enable shareholders to register their views on the performance of all directors at each annual meeting. Having directors stand for elections annually makes directors more accountable to shareholders, and could thereby contribute to improving performance and increasing firm value.

        According to data from FactSet Research Systems, the number of S&P 500 companies with classified boards declined by more than 60% since 2000, and the average percentage of votes cast in favor of shareholder proposals to declassify the boards of S&P 500 companies during 2010 and 2011 exceeded 75%.

        The significant shareholder support for declassification proposals is consistent with empirical studies reporting that:

  •
  Classified boards are associated with lower firm valuation (Bebchuk and Cohen, 2005; confirmed by Faleye (2007) and Frakes (2007));

  •
  Takeover targets with classified boards are associated with lower gains to shareholders (Bebchuk, Coates, and Subramanian, 2002);

  •
  Firms with classified boards are more likely to be associated with value-decreasing acquisition decisions (Masulis, Wang, and Xie, 2007); and

  •
  Classified boards are associated with lower sensitivity of compensation to performance and lower sensitivity of CEO turnover to firm performance (Falaye, 2007).

        Although one study (Bates, Becher and Lemmon, 2008) reports that classified boards are associated with higher takeover premiums, this study also reports that classified boards are associated

*
Submit the Company's statement of opposition to Professor Bebchuk no later than 30 calendar days before the Company files its definitive proxy materials with the SEC (Rule 14a-8(m)(3)(ii)).

with a lower likelihood of an acquisition and that classified boards are associated with lower firm valuation.

        Please vote for this proposal to make directors more accountable to shareholders.

Board of Directors' Statement in Opposition

        In a classified board structure, the directors are divided into three classes of approximately equal number. Each class serves a staggered three-year term so that approximately one-third of the directors stand for election each year. The Board of directors recommends a vote "AGAINST" the stockholder proposal to repeal our classified board.

        The Board is committed to strong corporate governance policies. The Board's Nominating and Corporate Governance Committee, comprised entirely of independent directors, regularly considers and evaluates a broad range of corporate governance issues affecting the Corporation, including board structure. As a result, the Nominating and Corporate Governance Committee and the Board have, both before and after receipt of the stockholder proposal, carefully considered the arguments that have been set forth for and against a classified board structure, including those arguments against that are raised in the proponent's supporting statement.

        The Board believes that there is no "one size fits all" approach that suits all companies and that the appropriate standard by which to judge a classified board structure is whether it promotes stockholder interests in the circumstances of the company in question. For the following reasons, which we discuss in greater detail below, the Board disagrees with the proponent's assertions in the supporting statement and continues to believe that its classified structure provides important advantages to the Corporation and is in the best interests of the Corporation and our stockholders:

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  Your company has consistently delivered solid financial performance and increased stockholder value under its classified board structure.

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  A classified board protects the interests of our stockholders in obtaining the maximum possible value for their shares in a change of control transaction.

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  The empirical research cited by the proponent on the effects of a classified board structure on companies is inconclusive.

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  Directors on classified boards are equally as accountable to stockholders as directors elected annually.

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  A classified board structure is designed to provide stability and continuity of leadership, prevent sudden disruptive changes to board composition, enhance long-term planning and ensure that at any given time a majority of the directors will have served for multiple years.

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  Electing a non-employee director to a three-year term provides the director increased independence from management and special interest groups.

        We discuss each of these reasons in favor of retaining our classified Board in greater detail below.

Consistently Strong Financial Performance

        The proponent's assertions that declassifying the Board "could... contribute to improving performance and increasing firm value," and that classified boards are associated with "lower firm valuation," "lower gains to shareholders," "value-decreasing acquisition decisions," "lower sensitivity of compensation to performance" and "lower sensitivity of CEO turnover to firm performance," are quite inconsistent with the Corporation's sustained record of strong financial performance. Over the five fiscal years ended September 30, 2012, our net earnings tripled, from $77.6 million to $239.3 million, equal to a compound annual growth rate of 32.5%. Similarly, our fully-diluted earnings per share tripled from $0.42 to $1.27. This strong financial performance is reflected in the closing price of our Common Stock, which nearly tripled from $8.45 on September 28, 2007, the last trading day of fiscal 2007, to $25.09 on September 28, 2012, the last trading day of fiscal 2012. Over the past five fiscal years, the Corporation has delivered an average annual return to stockholders of 24.3%, compared to 1.1% for the S&P 500 Index and 5.5% for the Dow Jones U.S. Specialty Retailers Index (comprised of companies which are primarily in the retail sector in the U.S., including the Corporation). The following graph and table compare the cumulative total stockholder return (equal to dividends plus stock appreciation) during the five-year period from September 28, 2007 through September 28, 2012 for:

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  Sally Beauty,

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  the S&P 500 Index, and

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  the Dow Jones U.S. Specialty Retailers Index.

Five-year performance graph as of September 28, 2012

	Sept. 28, 2007	Sept. 30, 2008	Sept. 30, 2009	Sept. 30, 2010	Sept. 30, 2011	Sept. 28, 2012
Sally Beauty Holdings, Inc.	$100.00	101.78	84.14	132.54	196.45	296.92
S&P 500 Index	$100.00	78.02	72.63	80.01	80.93	105.37
Dow Jones U.S. Specialty Retailers Index	$100.00	77.51	83.97	105.24	108.87	130.74

COMPARISON OF 5 YEAR CUMULATIVE TOTAL RETURN*
Among Sally Beauty Holdings, Inc., the S&P 500 Index,
and the Dow Jones US Specialty Retailers TSM Index

*	$100 invested on 9/30/07 in stock or index, including reinvestment of dividends. Fiscal year ending September 30
Copyright© 2012 S&P, a division of The McGraw-Hill Companies Inc. All rights reserved.

        This data assumes that $100 was invested on September 28, 2007 in the Corporation's Common Stock and in each of the indices shown and that all dividends were reinvested on the date paid. The Corporation did not declare dividends during the five-year period. Stockholder returns shown should not be considered indicative of future stockholder returns.

        As a rationale for declassifying the Board, the proponent states that over the past decade, "many S&P 500 companies have declassified their board of directors" and "the number of S&P 500 companies with classified boards declined by more than 50%," suggesting that stockholder value would be enhanced if the Corporation followed the trend of these S&P 500 firms. However, given that the Corporation has significantly outperformed the S&P 500 Index in recent years, we believe that changing the Corporation's long-standing governance structure simply to "fall in line" with S&P 500 firms would be a considerable disservice to our stockholders. The fact that many large companies have taken steps to remove their classified boards is not, in the Board's judgment, a persuasive reason for the Corporation to undertake the same initiative.

Maximization of Stockholder Value in Change of Control Transactions

        Our classified board structure protects our stockholders by encouraging persons or firms making unsolicited takeover bids for the Corporation to negotiate directly with the Board and better positions the Board to negotiate effectively on behalf of stockholders to realize the greatest possible stockholder value. The classified board structure is designed to safeguard against a hostile purchaser replacing a majority or all of our directors with its own nominees at a single annual meeting, thereby gaining control of the Corporation and its assets without paying fair value to our stockholders. Because under a classified board structure only approximately one-third of the directors are elected at any annual meeting of stockholders, at least two annual meetings are required for an acquiror to be able to change a majority of the directors on our Board. As a result, most acquirors will elect to attempt to negotiate a transaction with the Board rather than wait this extended period of time to gain control of the Board.

        A classified board does not, and is not intended to, preclude a takeover, and it does not alter the fiduciary responsibilities of our directors in responding to any such efforts. Instead, by simply eliminating the threat of imminent removal of a majority or all of our directors, a classified board causes potential acquirors to attempt to negotiate the terms of a transaction with the Board. As a result, the Board gains the time and flexibility necessary to be in the best position to evaluate the adequacy and fairness of proposed offers, protect all stockholders against abusive tactics during a takeover process, consider alternative methods of maximizing stockholder value and, as appropriate, negotiate the best possible return for all stockholders. As noted above, the Board has a fiduciary duty under the law to act in a manner that it believes to be in the best interests of the Corporation and its stockholders. Elimination of the classified board structure would make it more difficult for our independent, stockholder-elected Board to preserve and maximize value for all stockholders in the event of an unsolicited takeover bid.

Inconclusive Empirical Research

        While the proponent references five empirical studies that support board declassification (two of which were co-authored by the proponent's own representative), there are several studies that reach the opposite conclusion, providing academic support for the view that classified boards benefit stockholders. This is a complicated issue with well-qualified experts on both sides, and the outcomes of studies can change depending on the attributes of the companies being analyzed.(1) Some experts have qualified or questioned the studies cited by the proponent, finding instead that classified boards are value enhancing for most firms.(2) The proponent itself cites a study that reports that classified boards are

(1)
Murphy, Michael E., "Attacking the Classified Board of Directors: Shaky Foundations for Shareholder Zeal," The Business Lawyer (2010); and Rose, Morgan J., "Heterogeneous Impacts of Staggered Boards by Ownership Concentration," Journal of Corporate Finance (2009).

(2)
Ahn, Seoungpil, Gwangheon Hong and Doseong Kim, "The Impact of Classified Boards on Firm Value: The New Evidence," Asian Review of Financial Research (2011); Ahn, Seoungpil, Vidhan K. Goyal and Keshab Shrestha, "The Differential Effects of Classified Boards on Firm Value" (2010); and Koppes, Richard H., Lyle G. Ganske and Charles T. Haag, "Corporate Governance Out of Focus: The Debate Over Classified Boards," The Business Lawyer (1999).

associated with higher takeover premiums.(3) While the proponent points out that this study also reports that classified boards are associated with lower firm valuation, the proponent fails to note the further conclusion of the study that the effect of board classification on firm valuation is "quite small" and the overall conclusion of the study that board classification is not an antitakeover device.

        Some studies link classified boards with additional positive outcomes for stockholders, including that companies with classified boards have higher market-perceived earnings quality than companies with nonclassified boards(4); have substantially lower cost of debt and higher long-term credit ratings than companies with nonclassified boards(5); and engage in less earnings manipulation than companies with nonclassified boards(6); and that companies that change their board structure from classified to nonclassified experience a decrease in accounting conservatism(7).

        We encourage you to consider all the relevant research on this complex issue beyond the subset of analyses referenced in the proponent's supporting statement. Good governance is not "one-size fits all" and cannot be neatly summarized in a handful of academic studies.

Accountability to Stockholders

        The proponent's assertion that the classified board structure diminishes director accountability to stockholders is, in our view, unfounded. Directors elected to three-year terms are equally as accountable to stockholders as directors elected annually because all directors are required by law to fulfill their fiduciary duties to the Company and its stockholders, regardless of the length of their term of office. Further, even with a classified Board, stockholders have the opportunity to provide direct feedback to the Board at each annual meeting, as stockholders have the ability to elect a majority of the Board within two consecutive annual meetings, which could occur within as little as twelve months. This ability to vote directors off the Board holds the directors accountable for their actions and provides stockholders with considerable influence over the affairs of the Company.

        Notably, nothing in the proponent's proposal alleges any lack of accountability by the Corporation's Board; the proposal is defended by reference to five general studies (two of which were co-authored by the proponent's own representative) rather than anything specific at the Corporation. We believe that the Corporation's classified board structure has in no way diminished the Board's accountability to the stockholders.

(3)
Bates, Thomas W., David A. Becher and Michael L. Lemmon, "Board Classification and Managerial Entrenchment: Evidence from the Market for Corporate Control," Journal of Financial Economics (2008).

(4)
Harris, David, Lihong Liang and SangHyun Suh, "Classified Board and Market Perceptions: Using Earnings Quality and Credit Risk," Paper presented at the American Accounting Association Annual Meeting (2011).

(5)
Harris, David, Lihong Liang and SangHyun Suh, "Classified Board and Market Perceptions: Using Earnings Quality and Credit Risk," Paper presented at the American Accounting Association Annual Meeting (2011) and Chen, Dong, "Classified Boards, the Cost of Debt and Firm Performance" (2011).

(6)
Zhao, Yijiang and Kung H. Chen, "Staggered Boards and Earnings Management," The Accounting Review, (2008); Zhao, Yijiang and Kung H. Chen, "The Influence of Takeover Protection on Earnings Management," Journal of Business Finance Accounting (2008); and Zhao, Yijang, Kung H. Chen, Yingi Zhang and Michael Davis, "Takeover Protection and Managerial Myopia: Evidence From Real Earnings Management," Journal of Accounting and Public Policy (2011).

(7)
Suh, SangHyn, "The Characteristics of a Classified Board and the Effects of the Board on Earnings Quality, Accounting Conservatism, and Credit Risk" (2009).

 Board Stability and Continuity

        Our classified board structure is designed to provide stability and continuity of leadership, prevent sudden disruptive changes to our Board composition, enhance long-term planning and ensure that at any given time a majority of our directors will have served for multiple years. Three-year terms provide our directors an appropriate amount of time to develop a deeper and more thorough understanding of the Corporation's business, competitive environment and strategic goals. Experienced directors are better positioned to provide effective oversight and advice consistent with the best interests of the stockholders. Declassification of the Board could result in higher turnover of Board members and have an adverse impact on the effectiveness of the Board. Furthermore, given the current corporate governance climate in which many qualified directors are declining to serve on public company boards, the Corporation could be placed at a competitive disadvantage in recruiting qualified director candidates if such candidates are concerned that their service could potentially be cut short after only one year. We note that the proponent itself has a portion of its board that is classified with a group of directors serving three-year staggered terms.

Director Independence

        Electing a director to a three-year term enhances the independence of a non-employee director by providing him or her with a longer term of office. This longer term provides enhanced independence from management and from special interest groups that may have an agenda contrary to the long-term interests of the Corporation's stockholders generally. Indeed, we believe that it is the multi-year terms of our classified Board members that encourage them to take on long-term initiatives for the substantial benefit of our stockholders, rather than to remain locked into the status quo for fear of short-term reprisal from stockholders.

Procedural Matters

        Stockholders should be aware that this stockholder proposal is simply a non-binding request that the Board take the steps necessary to eliminate our classified board structure. Approval of this proposal may not result in the requested action being taken by the Board, and therefore approval of the proposal by the stockholders would not in itself declassify the Board.

        To declassify the Board, a formal amendment of our Certificate of Incorporation would need to be recommended by the Board and submitted to our stockholders for approval at a future stockholders meeting. Approval of such an amendment would require the affirmative vote of the holders of a majority of the outstanding shares of each class of our stock then entitled to vote on the amendment. In addition, the Board or the stockholders would have to approve a conforming amendment to our By-Laws.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE "AGAINST" THE STOCKHOLDER PROPOSAL TO REPEAL OUR CLASSIFIED BOARD.

 STOCKHOLDER PROPOSALS

        If you intend to submit a stockholder proposal and request its inclusion in the proxy statement and form of proxy for our 2014 annual meeting, such submission must be in writing and received by us no later than August 13, 2013. Submissions of stockholder proposals after this date will be considered untimely for inclusion in the Proxy Statement and form of proxy for our 2014 annual meeting.

        Our By-laws require that any stockholder proposal that is not submitted for inclusion in next year's proxy statement under SEC Rule 14a-8, but is instead sought to be presented directly at the 2014 Annual Meeting, must be received at our principal executive offices not less than 90 days and not more than 120 days prior to the first anniversary of the 2013 Annual Meeting. As a result, proposals submitted pursuant to these provisions of our Fourth Amended and Restated By-laws must be received no earlier than October 2, 2013, and no later than the close of business on November 1, 2013, and must otherwise comply with the requirements of our Bylaws. Any stockholder submissions should be sent to us by certified mail, return receipt requested, addressed to: Corporate Secretary, Sally Beauty Holdings, Inc., 3001 Colorado Boulevard, Denton, Texas 76210, United States of America.

        A copy of our By-Laws may be obtained on the governance section of our Website at http://investor.sallybeautyholdings.com, or by written request to the Corporate Secretary, Sally Beauty Holdings, Inc., 3001 Colorado Boulevard, Denton, Texas 76210, United States of America.

REDUCE PRINTING AND MAILING COSTS

        To reduce the expenses of delivering duplicate proxy materials, we may take advantage of the SEC's "householding" rules that permit us to deliver only one set of proxy materials to stockholders who share an address, unless otherwise requested. If you share an address with another stockholder and have received only one set of proxy materials, you may request a separate copy of these materials at no cost to you by calling our Investor Relations department at (940) 898-7500, by email at investorrelations@sallybeautyholdings.com, or by written request to the Corporate Secretary, Sally Beauty Holdings, Inc., 3001 Colorado Boulevard, Denton, Texas 76210. For future annual meetings, you may request separate voting materials, or request that we send only one set of proxy materials to you if you are receiving multiple copies, by calling or writing to us at the phone number and address given above.

        Stockholders of Record:     If you vote on the Internet at www.investorvote.com, simply follow the prompts for enrolling in the electronic proxy delivery service.

        Beneficial Owners:     If you hold your shares in a brokerage account, you also may have the opportunity to receive copies of these documents electronically. Please check the information provided in the proxy materials mailed to you by your bank or other holder of record regarding the availability of this service.

OTHER MATTERS

        The Board of Directors knows of no other matters to be acted upon at the meeting, but if any matters properly come before the meeting that are not specifically set forth on the proxy card and in this Proxy Statement, it is intended that the persons voting the proxies will vote in accordance with their best judgments.

By Order of the Board of Directors,

Matthew O. Haltom Corporate Secretary
December 11, 2012

For Against Abstain For Against Abstain 2. Ratification of the Selection of KPMG LLP as the Corporation’s Independent Registered Public Accounting Firm for the fiscal year 2013. 3. Stockholder proposal by The Pension Reserves Investment Management Board to repeal classified board. Using a black ink pen, mark your votes with an X as shown in this example. Please do not write outside the designated areas. X 01JFZC Annual Meeting Proxy Card Authorized Signatures — This section must be completed for your vote to be counted. — Date and Sign Below C Note: Please sign exactly as name appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, trustee, or guardian, please give full title as such. Signature 1 — Please keep signature within the box. Signature 2 — Please keep signature within the box. Date (mm/dd/yyyy) — Please print date below. + B Non-Voting Items IMPORTANT ANNUAL MEETING INFORMATION A Proposals — The Board of Directors recommends a vote FOR all the nominees listed, FOR Proposal 2 and AGAINST Proposal 3. Meeting Attendance Mark box to the right if you plan to attend the Annual Meeting. Change of Address — Please print new address below. 1. Election of Directors. Nominees: 01 - Christian A. Brickman 02 - Marshall E. Eisenberg 03 - John A. Miller 01 02 03 Mark here to WITHHOLD vote from all nominees Mark here to vote FOR all nominees For All EXCEPT - To withhold a vote for one or more nominees, mark the box to the left and the corresponding numbered box(es) to the right. 000000000.000000 ext 000000000.000000 ext 000000000.000000 ext 000000000.000000 ext 000000000.000000 ext 000000000.000000 ext 000004 MR A SAMPLE DESIGNATION (IF ANY) ADD 1 ADD 2 ADD 3 ADD 4 ADD 5 ADD 6 ENDORSEMENT_LINE______________ SACKPACK_____________ 1234 5678 9012 345 1 4 5 5 3 9 1 MR A SAMPLE (THIS AREA IS SET UP TO ACCOMMODATE 140 CHARACTERS) MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND C 1234567890 J N T C123456789 Admission Ticket IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. Electronic Voting Instructions Available 24 hours a day, 7 days a week! Instead of mailing your proxy, you may choose one of the voting methods outlined below to vote your proxy. VALIDATION DETAILS ARE LOCATED BELOW IN THE TITLE BAR. Proxies submitted by the Internet or telephone must be received by 1:00 a.m., Central Time, on January 30, 2013. Vote by Internet • Go to www.envisionreports.com/SBH • Or scan the QR code with your smartphone • Follow the steps outlined on the secure website Vote by telephone • Call toll free 1-800-652-VOTE (8683) within the USA, US territories & Canada on a touch tone telephone • Follow the instructions provided by the recorded message

. This Proxy is Solicited on Behalf of the Board of Directors of Sally Beauty Holdings, Inc. The undersigned hereby appoints Mark J. Flaherty and Janna Minton, or any of them, proxies, each with full power of substitution, to vote the shares of the undersigned at the Annual Meeting of Stockholders of Sally Beauty Holdings, Inc. on January 30, 2013, any adjournments thereof, upon all matters as may properly come before the meeting. Without otherwise limiting the foregoing general authorization, the proxies are instructed to vote as indicated herein. You are encouraged to specify your choices by marking the appropriate boxes, SEE REVERSE SIDE. You need not mark any boxes if you wish to vote in accordance with the Board of Directors’ recommendations in the Proxy Statement FOR all nominees for election of directors, FOR proposal 2 and AGAINST proposal 3. If any other matters properly come before the meeting that are not specifically set forth on the proxy card and in the Proxy Statement, it is intended that the persons voting the proxies will vote in accordance with their best judgments. The proxies cannot vote your shares unless you sign and return this card or vote electronically over the Internet or via the toll-free number. Please mark, sign and date on the reverse side. Proxy — Sally Beauty Holdings, Inc. Admission Ticket Annual Meeting of Stockholders of Sally Beauty Holdings, Inc. Wednesday, January 30, 2013 9:00 A.M. CST SALLY SUPPORT CENTER 3001 Colorado Boulevard Denton, Texas 76210 This ticket admits only the stockholder(s) whose name(s) is/are printed on the front side of this proxy card. Please bring this admission ticket and a government issued photo identification card with you if you are attending the meeting. Directions to the Sally Support Center, the site of the meeting, are available by telephone at (940)-898-7500. YOUR VOTE IS IMPORTANT Whether or not you plan to personally attend the Annual Meeting, please promptly vote over the Internet, by telephone, or by mailing in the proxy card. Voting by any of these methods will ensure your representation at the Annual Meeting if you choose not to attend in person. Voting early will not prevent you from voting in person at the Annual Meeting if you wish to do so. Your proxy is revocable in accordance with the procedures set forth in the Proxy Statement. IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.